EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of March 31, 2017, by and among GEE Group Inc., an Illinois corporation (“Buyer” or “GEE”), GEE Group Portfolio Inc., a Delaware corporation and wholly-owned subsidiary of GEE (the “Merger Subsidiary”), SNI Holdco Inc., a Delaware corporation (“SNI Holdco”), Smith Holdings, LLC a Delaware limited liability company, Thrivent Financial for Lutherans, a Wisconsin corporation, organized as a fraternal benefits society (“Thrivent”), Madison Capital Funding, LLC, a Delaware limited liability company (“Madison”) and Ronald R. Smith, in his capacity as a stockholder (“Mr. Smith” and collectively with Smith Holdings, LLC, Thrivent and Madison, the “Principal Stockholders”) and Ronald R. Smith in his capacity as the representative of the SNIH Stockholders (“Stockholders’ Representative”). Buyer, Merger Subsidiary, SNI Holdco and the Principal Stockholders are collectively referred to herein as the “Parties” or singularly as a “Party”. “SNIH Stockholders” has the meaning given such term in Section 3.39.

PRELIMINARY STATEMENTS

A. GEE, the Merger Subsidiary, SNI Holdco, and the Principal Stockholders desire to enter into this Agreement pursuant to which GEE will acquire all of the issued and outstanding stock of SNI Holdco as a result of the merger of SNI Holdco with and into the Merger Subsidiary and as a result of which the Merger Subsidiary will be the surviving company and a direct wholly-owned subsidiary of GEE.

B. SNI Companies, Inc., a Delaware corporation (“SNI Subsidiary”) is a wholly-owned subsidiary of SNI Holdco and as a result of the merger will become a wholly-owned subsidiary of the Merger Subsidiary.

C. The Boards of Directors of GEE, and the Merger Subsidiary have each unanimously approved this Agreement and transactions contemplated herein.

D. The Board of Directors of SNI Holdco and those Principal Stockholders who collectively own at least ninety percent (90%) of the outstanding shares of stock of SNI Holdco, have unanimously approved this Agreement and the transactions contemplated herein.

1. Definitions; Merger Transaction.

1.1 Definitions for Purposes of this Agreement. The terms and variations thereof set forth on Exhibit A to this Agreement shall have the meanings given to them in Exhibit A.

1.2 The Merger. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, as of the Effective Time, SNI Holdco shall be merged with and into the Merger Subsidiary (the “Merger”), the separate corporate existence of SNI Holdco shall cease and the Merger Subsidiary shall continue as the surviving company. The Merger Subsidiary, as the surviving company of the Merger, may be hereinafter referred to as the “Surviving Company”.

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1.3 Closing and Effective Time.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place contemporaneously with the mutual execution and delivery of this Agreement. The Closing shall be held at the offices of the law firms representing Stockholders’ Representative and Buyer through exchange of documents including by electronic transmission. The date and time of the Closing are referred to herein as the “Closing Date”.

(b) Effective Time. At the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the Delaware statutes. The Merger shall become effective as of 11:59 pm on the Closing Date (the date and time that the Merger becomes effective being referred to herein as the “Effective Time”).

1.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and by the applicable provisions of the Delaware statutes. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of SNI Holdco and the Merger Subsidiary shall vest in the Surviving Company and all of the debts, liabilities, duties and obligations of SNI Holdco and the Merger Subsidiary shall become the debts, liabilities, duties and obligations of the Surviving Company.

1.5 Effect on Stock. Upon the terms and conditions of this Agreement, at the Effective Time, as a result of the Merger and this Agreement and without the need for any further action on the part of the Merger Subsidiary, SNI Holdco or any of their respective stockholders, the following shall occur:

(a) SNI Holdco Shares. Immediately prior to the Effective Time each share of common stock, par value $.001 per share (“SNI Holdco Common Stock”) of SNI Holdco (hereinafter referred to as “SNI Holdco Shares”) outstanding immediately prior to the Effective Time shall be deemed canceled and converted into the right to receive a pro rata portion (as set forth on Exhibit B, “SNIH Ownership Proportion”) of the Merger Consideration allocated as to form of consideration among the holders thereof as set forth below in this Agreement. Thereafter, any certificate evidencing SNI Holdco Shares (a “Certificate”) shall be deemed for all purposes to evidence only the right to receive Merger Consideration.

(b) Treasury Shares. Each share of capital stock held in the SNI Holdco’s treasury as of the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration therefor.

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1.6 No Further Ownership in SNI Holdco Shares. The Merger Consideration delivered or deliverable to the holders of SNI Holdco Shares in accordance with the terms of this Section 1 and Section 2 of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the SNI Holdco Shares.

1.7 No Fractional Securities. No fractional shares of GEE Preferred Stock shall be issuable in the Merger. In lieu of any such fractional shares, each SNIH Stockholder shall be entitled to receive the nearest whole share of GEE Preferred Stock rounding up if such fraction is 0.5 or greater or down if such fraction is less than 0.5.

1.8 No Liability. None of GEE, Merger Subsidiary, SNI Holdco or the Surviving Company shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

1.9 Withholding. Each of GEE and the Merger Subsidiary shall be entitled to withhold from any consideration payable or deliverable pursuant to the terms of this Agreement, such amounts as may be required to be withheld pursuant to any Law, including, without limitation, any amounts required to be withheld pursuant to the Code. To the extent any amounts are so withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the SNIH Stockholders to whom such amounts would have otherwise been paid.

1.10 Further Assurances. If at any time after the Effective Time the Surviving Company shall consider or be advised that any deeds, bill of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either SNI Holdco or Merger Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver in the name and on behalf of either SNI Holdco or Merger Subsidiary, all such deeds, bill of sale, assignments and assurances and do, in the name and on behalf of SNI Holdco or Merger Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of SNI Holdco or Merger Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.11 Stock Transfer Books. The stock transfer books of SNI Holdco shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of SNI Holdco Shares thereafter on the records of SNI Holdco.

1.12 Tax Consequences. For U.S. federal Income Tax purposes, the Parties intend that the Merger be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. Accordingly, unless otherwise required by Law, no party shall take any action or fail to take any action that reasonably could be expected to jeopardize the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the parties shall not take any position on any Tax Return or in any proceeding relating to the Tax consequences of the Merger inconsistent with this Section 1.12. Notwithstanding the forgoing, the Parties understand and agree that the consideration other than the GEE Preferred Shares will not be eligible for a “tax free” exchange treatment under Section 368 of the Code. Each of the Parties agrees to report the Merger transaction as such a reorganization and to comply with the reporting and recordkeeping requirements of Treasury Regulations 1.368-3.

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2. Merger Consideration. The aggregate consideration for the SNI Holdco Shares described in this Section 2 shall be referred to as the “Merger Consideration”. The Merger Consideration shall be $86 million minus the amount of Long Term Debt of the Acquired Companies immediately before Closing plus or minus the NWC Adjustment Amount. The Merger Consideration shall be payable in the form and subject to the adjustments and provisions set forth in this Section 2. The Merger Consideration shall be allocated as set forth on the Merger Consideration Allocation Schedule attached hereto as Exhibit B (the “Merger Consideration Allocation Schedule”), and any wire transfers of cash shall be in accordance with the wire transfer instructions on Exhibit B. Additionally, the Long Term Debt shall be paid in full on the Closing Date in accordance with the Wire Transfer instructions on Exhibit B.

2.1 Closing Cash Payments. The Closing Cash Payments of the Merger Consideration shall be comprised of the collective amounts set forth in the following wire transfers, to be made at Closing, subject to Section 2.2 below:

(a) the portion of the Closing Cash Payment due to the SNIH Stockholders and set forth on Exhibit B;

(b) a portion of the payments due to the participants in the Management Incentive Plan for the Acquired Companies (the “MIP”) as a result of the Merger, as set forth on Exhibit B;

(c) the payment to the Escrow Agent of the amount otherwise payable to MIP participants that is to be held for eighteen (18) months to reimburse if necessary certain SNIH Stockholders to help satisfy any Closing indemnity claims made by Buyer hereunder;

(d) the payment to the Escrow Agent of the amount otherwise payable to the unaccredited investors who are SNIH Stockholders, which is to be held for 18 months to reimburse, if necessary, certain other SNIH Stockholders as a result of indemnity claims made by Buyer hereunder, as set forth on Exhibit B;

(e) the payment to the Escrow Agent of $500,000 as the Stockholders’ Representative expense amount and the separate payment of any expenses owed by the Acquired Companies for services rendered related to the Merger to the extent not paid prior to Closing;

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(f) In addition to the amount set forth above, $619,584 of the Merger Consideration shall be paid to SNI Holdco (as a result of withholding obligations incurred in making certain payments to employees as part of the Closing) and shall be included as an asset of the Acquired Companies in calculating the Closing Net Working Capital.

The SNIH Stockholders agree that the Transaction Expenses of the SNIH Stockholders will be paid from the Merger Consideration so that after the Closing the Acquired Companies and Buyer will have no liability for those including: (i) payments that may become due with respect to the MIP Plan; (ii) any payments due to Vince Lombardo whose employment agreement is being terminated; (iii) any payments due to Ronald Smith, whose employment agreement is being terminated; and (iv) any commission or payment due to Baird.

2.2 Working Capital Reserve Fund. $1.5 million of the cash of the Merger Consideration is being retained and is subject to payment and adjustment as provided in Section 2.3 below (the “Working Capital Reserve Fund”).

2.3 Net Working Capital Adjustment.

(a) In accordance with Appendix I, the Merger Consideration will be adjusted (positively or negatively) based upon the difference in the book value of the Closing Net Working Capital (as defined in Appendix I) as compared to the Benchmark Net Working Capital (as defined in Appendix I) of $9.2 million (such difference to be called the “NWC Adjustment Amount”). If the NWC Adjustment Amount is positive, the Merger Consideration will be increased by the NWC Adjustment Amount. If the NWC Adjustment Amount is negative, the Merger Consideration will be decreased by the NWC Adjustment Amount. If the Merger Consideration increases, then Buyer will pay Stockholders’ Representative account for payment to SNIH Stockholders the amount of the increase plus the Working Capital Reserve Fund in immediately available funds within three (3) business days of a final determination under Section 2.3 (b) and (c) below. If the Merger Consideration decreases, then SNIH Stockholders will pay the amount of the decrease to Buyer within three (3) business days of a final determination under this Section 2.3 (b) and (c) below, which first shall be funded from the Working Capital Reserve Fund (which shall be credited to SNIH Stockholders). If the amount of the Merger Consideration decrease exceeds the Working Capital Reserve Fund, then SNIH Stockholders, will pay the difference to Buyer, severally, not jointly, in accordance with their SNIH Ownership Proportion, in immediately available funds within twenty (20) days of a final determination under Appendix I, in accordance with their SNIH Ownership Proportion and wire instructions on Exhibit B. If the Working Capital Reserve Fund exceeds the payment due from SNIH Stockholders then the remaining balance of those funds after the payment to Buyer shall be paid to the Stockholders’ Representative’s account for payment to SNIH Stockholders in immediately available funds. For example, if (A) the Closing Working Capital exceeds the Benchmark Working Capital by Three Thousand Dollars ($3,000) then the Merger Consideration will increase by Three Thousand Dollars ($3,000); or (B) if the Closing Working Capital is less than the Benchmark Working Capital by Three Thousand Dollars ($3,000) then the Merger Consideration decreases by Three Thousand Dollars ($3,000).

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(b) As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Buyer shall prepare and deliver to the Stockholders’ Representative Buyer’s calculation of Closing Net Working Capital (“Buyer’s NWC”). Buyer’s NWC shall be prepared applying the principles, policies, methods and practices set forth in Appendix I. Following the delivery of the Buyer’s NWC, Buyer shall provide the Stockholders’ Representative and his representatives reasonable access, upon advance prior written notice during normal business hours, and in a manner so as not to interfere with the normal business operations of Buyer, to the books and records of Buyer to the extent reasonably necessary for their review of Buyer’s NWC.

(c) If the Stockholders’ Representative shall disagree with the calculation of Buyer’s NWC, he shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after his receipt of Buyer’s NWC. In the event that the Stockholders’ Representative does not provide such a notice of disagreement within such thirty (30) day period, Buyer’s NWC shall be final, binding and conclusive for all purposes hereunder, and shall be the Final NWC. In the event any such notice of disagreement is timely provided by the Stockholders’ Representative, Buyer and the Stockholders’ Representative shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements. If, at the end of such period, the Parties come to an agreement, the amount agreed to shall be the Final NWC. If the Parties are unable to resolve such disagreements, then Grant Thornton or such other independent accounting firm of recognized regional standing as may be mutually selected by Buyer and the Stockholders’ Representative (the “Auditor”) shall resolve any remaining disagreements. Buyer and the Stockholders’ Representative shall use their respective commercially reasonable efforts to cause the Auditor to determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, with respect to the remaining disagreements submitted to the Auditor, to what extent (if any) Buyer’s NWC requires adjustment, and the Auditor shall make no other determination. In furtherance of the foregoing, each of Buyer and Stockholders’ Representative shall furnish to the Auditor its calculation of net working capital. Each of the Parties shall bear its own respective fees and expenses in connection with the audit, and Buyer, on the one hand, and the Stockholders’ Representative, on the other, shall bear that percentage of the fees and expenses of the Auditor equal to the portion of the dollar value of the disputed issues determined in favor of the other Party. For example, if Buyer claims that net working capital is $10,000 greater than the amount determined by the Stockholders’ Representative, and if the Auditor ultimately resolves the dispute by awarding the stockholders $7,000 of the $10,000 difference, then the costs and expenses of the Auditor shall be allocated 70% (i.e., $7,000 ÷ $10,000) to Buyer and 30% (i.e., $3,000 ÷ $10,000) to the Stockholders’ Representative. The determination of the Auditor shall be final, conclusive, and binding on the Parties, and its determination shall be the Final Closing Net Working Capital.

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2.4 Issuance of Convertible Subordinated Promissory Notes. The convertible subordinated promissory notes in the aggregate original principal amount of $12.5 million, shall be issued at Closing in substantially the same form as Exhibit C (the “Promissory Notes”), executed by Buyer and shall be payable to certain SNIH Stockholders as listed and in amounts set forth on Exhibit B. The Promissory Notes specifically identified on Exhibit B shall be delivered to, and held in escrow by, the Escrow Agent in accordance with the provisions of an escrow agreement, to be executed at Closing by Buyer and by Stockholders’ Representative (on behalf of the SNIH Stockholders), in a form to be mutually agreed upon by Escrow Agent, Buyer and Stockholders’ Representative (the “Escrow Agreement”).

2.5 Payment of Shares of GEE Preferred Stock. $28.8 million of the Merger Consideration will be paid in shares of Series B Convertible Preferred Stock of GEE (the “GEE Preferred Shares”), with the number of shares to be issued calculated by dividing $28.8 million by the volume weighted moving average price of GEE Common Stock as reported on the NYSE NXT market (“VWAP”) for the twenty (20) trading days preceding signing of this Agreement. The GEE Preferred Shares shall be non-voting and shall be convertible into shares of GEE Common Stock at the option of the holder. The ability to convert the shares into Common Stock will be limited; provided, however, that the GEE Preferred Shares shall not be convertible into shares of Common Stock to the extent that such conversion would exceed the Conversion Limit. The Conversion Limit will apply until after receipt by GEE of the approval of its stockholders (in compliance with Section 712 of the NYSE MKT Company Guide and Regulation 14A under the Exchange Act) of the issuance of the shares of GEE Common Stock in excess of the Conversion Limit that are issuable upon conversion of the GEE Preferred Shares. The GEE Preferred Shares shall be converted to Common Stock at a 1:1 conversion ratio (the “Preferred Conversion”). The GEE Preferred Shares shall be issued at Closing to certain of the SNI Holdco stockholders as listed and in the amounts set forth on Exhibit B. No fractional shares of GEE Preferred Stock shall be issuable in the Merger. In lieu of any such fractional shares, SNIH Stockholder shall be entitled to receive the next whole share of GEE Preferred Stock rounding up if such fraction is 0.5 or greater or down if such fraction is less than 0.5. GEE will use commercially reasonable efforts to cause the certificates of the issued GEE Preferred Shares to be delivered to the SNIH Stockholders within five (5) business days after Closing.

2.6 Surrender and Payment.

(a) From and after the Effective Time, each record holder of common stock of SNI Holdco shall be entitled to receive at Closing (or as soon thereafter as they have delivered a fully completed and executed Letter of Transmittal in the form attached hereto as Exhibit D (a “Letter of Transmittal”), the consideration for that stockholder as set forth on Exhibit B.

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(b) Notwithstanding any other provision of this Agreement, following the Closing Date no holder or transferee of SNI Holdco common stock who has not submitted a duly executed Letter of Transmittal shall receive any dividends, interest, or Merger Consideration for any such shares held by such stockholder.

(c) If, after the Effective Time, subject to the terms and conditions of this Agreement, SNI Holdco common stock certificates are presented to Buyer (together with a validly executed Letter of Transmittal, they shall be canceled and exchanged for the respective aggregate Merger Consideration into which the shares evidenced by such Certificates were converted, in accordance with this Section 2.6, provided that the Certificates are surrendered as provided in the Letter of Transmittal and are accompanied by all documents required to evidence and effect such transfer (including an executed Letter of Transmittal).

2.7 Dissenting Shares. SNI Holdco common stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such stock in accordance with applicable law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws, or otherwise loses the right to appraisal, in which case such shares of stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of applicable law, will receive payment thereof from the Buyer in the amount of the Merger Consideration the holder of the Dissenting Shares would have received. Any amount due to a holder of Dissenting Shares that is in excess of the allocable share of the Merger Consideration for that Stockholder shall be paid by Buyer and Buyer shall be entitled to indemnification from the SNIH Stockholders for that.

2A. Representations and Warranties of the SNIH Stockholders as to the Transaction. Except as provided in the last sentence of this Section 2A, each SNIH Stockholder severally, but not jointly, and only with respect to itself or himself, represents and warrants to the Buyer on the date hereof, subject to the SNIH Disclosure Schedules (defined below) that the statements in this Section 2A are true and correct, provided, however, that “SNIH Disclosure Schedules” means the disclosure schedules prepared and delivered to Buyer by SNIH Stockholders and attached to this Agreement. The SNIH Disclosure Schedules will be lettered and numbered so as to correspond to the respective lettered and numbered sections and subsections contained in Sections 2A of this Agreement. Notwithstanding the preceding sentence, the following representations and warranties are not made by Thrivent or Madison: 2A.5 and 2A.6.

2A.1 Title. The SNIH Stockholder has good and valid title to the SNI Holdco Shares described as owned by that SNIH Stockholder on Exhibit B, free and clear of any and all Liens. The SNIH Stockholder does not owe any Indebtedness to either Acquired Company that arises from the SNIH Stockholders’ purchase of any SNI Holdco Shares.

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2A.2 Authority. The SNIH Stockholder has the full right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, to vote its SNI Holdco Shares for the transactions contemplated by this Agreement, to transfer and deliver to the Buyer or the Surviving Company at the Closing its respective Certificate for the SNI Holdco Shares set forth on Exhibit B as owned by the SNIH Stockholder and, upon consummation of the Merger contemplated hereby, the Buyer or Surviving Company will acquire from the SNIH Stockholder good and valid title to the Certificates for the Shares (and all rights represented thereby) set forth on Exhibit B.

2A.3 Authorization. The execution, delivery and performance by the SNIH Stockholder if it is a Business Entity of (to the extent a party thereto) this Agreement, the other agreements contemplated hereby and the transaction contemplated hereby or thereby have been duly and validly authorized by the SNIH Stockholder, and no other act or proceeding on the part of the SNIH Stockholder, its board of directors, managers, or its stockholders, members or partners is necessary to authorize the execution, delivery or performance by the SNIH Stockholder to this Agreement or any other agreement contemplated hereby or the consummation of the transaction contemplated hereby or thereby and it has duly executed and delivered this Agreement.

2A.4 Omitted.

2A.5 No Impediment. The SNIH Stockholder is not a party to, subject to or bound by any stockholder, voting, or other agreement, or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Body which would prevent the execution or delivery of this Agreement by the SNIH Stockholder, SNIH Stockholders’ agreement to or its authorization or consummation of the transaction contemplated herein, or the performance by the SNIH Stockholder of the SNIH Stockholders’ obligations under this Agreement and the agreements and documents contemplated hereby.

2A.6 Adverse Proceedings. No action or proceeding by or before any court or other Governmental Body has been instituted or threatened against the SNIH Stockholder by any Governmental Body or Person whatsoever seeking to restrain, prohibit or invalidate the Merger or any other transactions contemplated by this Agreement, affecting the right of the Buyer to own the Acquired Companies or operate the Business after the Closing, or affecting the performance by the SNIH Stockholder of the SNIH Stockholders’ obligations under this Agreement and the agreements and documents contemplated hereby.

2A.7 Enforceability. The execution, delivery and performance by the SNIH Stockholder of this Agreement and the consummation by the SNIH Stockholder of the Merger or other transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Law, applicable to the SNIH Stockholder or either Acquired Company or their assets; (b) violate any judgment, decree, order or award of any court, Governmental Body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Lien upon the properties or assets of the SNIH Stockholder, or either Acquired Company, under or pursuant to, any Contract, indenture, mortgage, deed of trust or other instrument or agreement to which the SNIH Stockholder or either Acquired Company is a party or by which either Acquired Company or any of its assets or properties is bound or subject, except as set forth in Disclosure Schedule 2A.7. This Agreement has been duly executed and delivered by the SNIH Stockholder and constitutes the legal valid and binding obligation of the SNIH Stockholder enforceable against the SNIH Stockholder in accordance with its terms. The other documents and agreements contemplated by this Agreement to which the SNIH Stockholder is or will become a Party, when executed and delivered by the SNIH Stockholder, shall constitute the legal, valid and binding agreements of the SNIH Stockholder, enforceable against the SNIH Stockholder in accordance with their terms.

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Notwithstanding anything to the contrary above in this Section 2A, Ronald R. Smith and Smith Holdings, LLC are related parties and for purposes of this Agreement including this Section 2A and for Section 10B are treated as one SNIH Stockholder, meaning that each is responsible for the breach by the other of any representations and warranties in this Section 2A.

3. Representations and Warranties as to the Acquired Companies. The Acquired Companies represent and warrant to the Buyer on the date hereof, subject to the Acquired Companies’ Disclosure Schedules (as defined below), that the statements in this Section 3 are true and correct. “Acquired Companies’ Disclosure Schedules” means the disclosure schedules prepared and delivered to Buyer by the Acquired Companies and attached to this Agreement. The Acquired Companies’ Disclosure Schedules will be lettered and numbered so as to correspond to the respective lettered and numbered sections and subsections contained in Section 3 of this Agreement.

3.1 Title. Except as set forth on Disclosure Schedule 3.1, SNI Holdco has good and valid title to all (100%) of the issued and outstanding capital stock in SNI Subsidiary, and at Closing SNI Holdco will have and own exclusive, good and valid title to such shares, free and clear of any and all Liens.

3.2 Capitalization of the Acquired Companies.

(a) The authorized capital stock of SNI Holdco consists of (i) 10,000 Shares of SNI Holdco Common Stock, of which 3,118.46 shares are issued, outstanding, fully paid and nonassessable and (ii) 1,000 shares of preferred stock, $0.001 par value per share, of which none have been issued.

(b) The authorized capital stock of SNI Subsidiary consists of (i) 1,000 shares of common stock, $0.001 par value per share, of which 1,000 shares are issued, outstanding, fully paid and nonassessable and (ii) no shares of preferred stock. As of the Effective Time, SNI Holdco owns, and as of the Closing Date, SNI Holdco shall own, the legal and beneficial title to all of the issued and outstanding capital stock and other securities of SNI Subsidiary.

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(c) There are no outstanding options, warrants, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or rights providing for the issuance, disposition or acquisition of any of SNI Holdco’s or SNI Subsidiary’s securities of any type, including the SNI Holdco Shares or any SNI Subsidiary shares, or any rights or interests exercisable therefor.

3.3 Authorization. The execution, delivery and performance by SNI Holdco of this Agreement, (to the extent a party thereto) the other agreements contemplated hereby and the transaction contemplated hereby or thereby have been duly and validly authorized by SNI Holdco, and no other act or proceeding on the part of SNI Holdco, its board of directors or its stockholders is necessary to authorize the execution, delivery or performance by SNI Holdco of this Agreement or any other agreement contemplated hereby or the consummation of the transaction contemplated hereby or thereby. This Agreement has been duly executed and delivered by SNI Holdco. The execution, delivery and performance by SNI Holdco of this Agreement and the consummation by SNI Holdco of the transactions and Merger contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Law applicable to either Acquired Company; (b) violate any judgment, decree, order or award of any court, Governmental Body, arbitrator or similar body; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Lien upon the properties or assets of either Acquired Company, under or pursuant to, any Contract, indenture, mortgage, deed of trust or other instrument or agreement to which either Acquired Company is a party or by which either Acquired Company or any of their respective properties or assets is bound. Except as disclosed on Disclosure Schedule 3.3, no permit, consent, approval or authorization of, declaration to or filing with, or notice to, any Governmental Body or any third party (including customers of the Acquired Companies) is required in connection with the execution, delivery or performance by SNI Holdco of this Agreement or the other agreements contemplated hereby to the extent a party thereto, or the consummation by the Acquired Companies of the transactions contemplated hereby including the Merger.

3.4 Organization.

(a) SNI Holdco is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. SNI Holdco has all requisite corporate power and authority under the laws of Delaware and all Permits and other authorizations necessary to own its assets and to carry on its business as it is now being conducted. SNI Holdco is duly qualified to do business and is in good standing in those states in which the failure to be so qualified would have a Material Adverse Effect on the Acquired Companies or the Business. Certified copies of the Charter and bylaws of SNI Holdco, each as amended to date, have been made available to the Buyer and are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The minute books containing the records of meetings of the stockholder and board of directors and the stock certificate and stock record books of SNI Holdco that have previously been made available to Buyer are correct and complete.

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(b) SNI Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. SNI Subsidiary has all requisite corporate power and authority under the laws of Delaware and all Permits and other authorizations necessary to own its properties and to carry on the Business as it is now being conducted. SNI Subsidiary is duly qualified to do business and is in good standing in those states in which the failure to be so qualified would have a Material Adverse Effect on the Acquired Companies or the Business. Certified copies of the Charter and bylaws of SNI Subsidiary, each as amended to date, have been made available to the Buyer and are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. The minute books containing the records of meetings of the stockholder and board of directors and the stock certificate and stock record books of the SNI Subsidiary that have previously been made available to Buyer are correct and complete.

3.5 SNI Holdco Operations and Liabilities. SNI Holdco does not have, and has never had, any operations, employees, or other than SNI Subsidiary, any Subsidiaries. SNI Holdco has not owned, and has never owned, any assets other than the Shares of SNI Subsidiary. The only liabilities SNI Holdco has, and has ever had, are (i) as an obligor of the “Indebtedness” of the SNI Subsidiary pursuant to the SNI Pledge and SNI Guaranty; (ii) obligations to pay amounts due to employees of the SNI Subsidiary pursuant to the MIP which obligations are set forth on Disclosure Schedule 3.5; and (iii) the obligation for Taxes.

3.6 Enforceability. The execution, delivery and performance by SNI Holdco of this Agreement and the related agreements to which they are a party, and the consummation by SNI Holdco of the Merger and other transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Law applicable to either Acquired Company; (b) violate any judgment, decree, order or award of any court, Governmental Body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any Lien upon the properties or assets of either Acquired Company, under or pursuant to, any Contract, indenture, mortgage, deed of trust or other instrument or agreement to which either Acquired Company is a party or by which either Acquired Company or any of its assets or properties is bound or subject, except as set forth in Disclosure Schedule 3.6. This Agreement and the other documents and agreements contemplated hereby to which SNI Holdco is or will become a party, when executed and delivered by SNI Holdco thereto, shall constitute the valid and binding agreements of SNI Holdco, enforceable against SNI Holdco in accordance with their terms.

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3.7 Subsidiaries. SNI Subsidiary has no Subsidiaries and does not own or control, directly or indirectly, in whole or in part, any other Person. Other than SNI Subsidiary, SNI Holdco has no Subsidiaries and does not own or control, directly or indirectly, any other Person.

3.8 Financial Statements. Disclosure Schedule 3.8 attached hereto contains the following financial statements (the “Financial Statements”):

(a) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2014, December 31 2015 and December 31 2016 (“Latest Audited Balance Sheet”) the related audited statements of income, changes in stockholders’ equity and cash flows for the twelve-month periods then ended (the “Most Recent Audited Fiscal Year End”); and

(b) The unaudited consolidated balance sheets of the Acquired Companies as of February 28, 2017 (the “Latest Unaudited Balance Sheet”) and the related unaudited statements of income, changes in stockholder’s equity and cash flows for the one month period then ended ( the “Most Recent Fiscal Month End”). A

Each of the Financial Statements (including the notes thereto, if any) are accurate, complete and consistent with the Books and Records and presents fairly the financial condition, results of operations and cash flows of the Acquired Companies in accordance with GAAP consistently applied throughout the periods covered thereby, provided, however, that the Financial Statements for 2016 and the Most Recent Fiscal Month End are subject to ordinary course adjustments (which are not expected to be material in the aggregate).

3.9 Absence of Undisclosed Liabilities; No Long Term Debt. Except as and to the extent (a) reflected on the face of the Latest Audited Balance Sheet, (b) set forth on Disclosure Schedule 3.9 attached hereto, or (c) incurred in the Ordinary Course of Business after the date of the Latest Audited Balance Sheet, the Acquired Companies do not have any liability or obligation (including without limitation any Indebtedness) of any nature whatsoever, and except to the extent set forth on Disclosure Schedule 3.9, the Acquired Companies have no Long Term Debt or any other liquidated liabilities (excluding rent obligations under Leases) which by its terms includes scheduled payment due dates more than twelve (12) months after the Closing Date.

3.10 Litigation. Except as set forth on Disclosure Schedule 3.10 attached hereto, (a) there is no action, suit, charge, claim, investigation, order or proceeding to which either Acquired Company is a party (either as a plaintiff or defendant) or otherwise pending against either Acquired Company before any court, domestic or foreign Governmental Body or arbitrator; (b) neither Acquired Company, nor to the Knowledge of either Acquired Company has been permanently or temporarily enjoined by any order, judgment or decree of any court or any domestic or foreign Governmental Body or arbitrator from engaging in or continuing any conduct or practice in connection with the Business, assets, or properties of the either Acquired Company; (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or domestic or foreign Governmental Body or arbitrator enjoining or requiring either Acquired Company to take any action of any kind with respect to its Business, assets or properties; and (d) neither Acquired Company is engaged in any legal action to recover monies due it or for damages sustained by it other than collection of Accounts Receivable in the Ordinary Course of Business.

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3.11 Insurance. Disclosure Schedule 3.11 attached hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability and other insurance policies maintained by the Acquired Companies (or under which either Acquired Company is a named insured or otherwise the beneficiary of any coverage) and of all life insurance policies maintained for any of either Acquired Company’s employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”) and all claims made under such Insurance Policies since January 1, 2015. To each Acquired Company’s Knowledge, the Acquired Companies have timely reported any and all potential insurance claims to its relevant insurers and Disclosure Schedule 3.11 contains a true and correct listing of all current insurance claims reported to either Acquired Companies’ insurers under its applicable Insurance Policies. True, correct and complete copies of all Insurance Policies have been made available by the Acquired Companies to the Buyer. The Insurance Policies are valid, legal and binding, and in full force and effect and are in amounts and of a nature that the Acquired Companies reasonably believe are adequate for the Acquired Companies’ Business, and the Acquired Companies have maintained during the previous ten (10) years with no gaps in such coverage, Insurance Policies with good and reputable insurers and with coverage believed adequate for the Acquired Companies’ Business as conducted by it during such period. None of Acquired Companies’ insurers to the knowledge of the Acquired Companies is insolvent. All premiums due on the Insurance Policies or renewals thereof have been paid when due and neither Acquired Company is in default under any of the Insurance Policies, and no event has occurred that with notice and lapse of time would constitute a default in any material respect, and to the Knowledge of the Acquired Companies, no party to any of the Insurance Policies is in default. Except as set forth on Disclosure Schedule 3.11 attached hereto, neither Acquired Company has received any written notice or other written communication from any issuer of the Insurance Policies since October 1, 2016 canceling or amending any of the Insurance Policies, increasing any deductibles or retained amounts thereunder, or increasing the annual or other premiums payable thereunder. The Acquired Companies acknowledge that it is the intent of the Parties to this Agreement that all of the rights under any past or current Insurance Policies or coverage maintained for the benefit of the Acquired Companies are to be transferred to Buyer in connection with Buyer’s acquisition (of ownership) of the Acquired Companies hereunder.

3.12 Tangible Personal Property. Disclosure Schedule 3.12 attached hereto sets forth a true, correct and complete list of all items of tangible personal property owned by each respective Acquired Company as of December 31, 2016 having either a net book value or an estimated fair market value in excess of Two Thousand Five Hundred Dollars ($2,500); and Disclosure Schedule 3.12 sets forth a true, current and complete list of all tangible personal property not owned by the Acquired Companies, but in the possession of or used in the Business of the Acquired Companies and having rental payments therefor in excess of One Thousand Dollars ($1,000) per month or Twelve Thousand Dollars ($12,000) per year (collectively, the “Acquired Companies’ Tangible Personal Property”); and Disclosure Schedule 3.12 sets forth a true, current and complete list and descriptions of each respective owner of, and any agreement relating to the use of, each item of Acquired Companies’ Tangible Personal Property not owned by either of the Acquired Companies, and the circumstances under which such Acquired Companies’ Tangible Personal Property is used. Except as disclosed on Disclosure Schedule 3.12:

(a) Each applicable Acquired Company has good, valid and marketable title to each item of Acquired Companies’ Tangible Personal Property owned by it (as indicated on Disclosure Schedule 3.12), free and clear of all Liens;

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(b) No director, officer, stockholder or employee of either of the Acquired Companies, nor any spouse, child or other relative or other affiliate thereof, owns directly or indirectly, in whole or in part, any of the Acquired Companies’ Tangible Personal Property;

(c) The Acquired Companies’ Tangible Personal Property is in good operating condition and repair, normal wear and tear excepted, is currently used by Acquired Companies, as indicated, in the Ordinary Course of Business of the Acquired Companies’ Business and normal maintenance has been consistently performed with respect to the Acquired Companies’ Tangible Personal Property;

(d) Each Acquired Company owns or otherwise has the right to use all of the Acquired Companies’ Tangible Personal Property now used by it in or necessary to the operation of the Business; and

(e) At the Closing, the Acquired Companies’ Tangible Personal Property assets of the Acquired Companies will include all of those tangible personal property assets necessary to conduct the Business as presently conducted and will enable Acquired Companies to operate the Business in the same manner as operated by the Acquired Companies prior to and as of the Effective Time consistent with historic practices.

3.13 Intellectual Property. Disclosure Schedule 3.13 attached hereto sets forth: (i) a true, correct and complete list and, where appropriate, a description of, all items of Intellectual Property, including, but not limited to, patents, trade names, trademarks, trade name and trademark registrations, copyrights and copyright registrations, and know-how and Trade Secrets and applications for any of the foregoing, owned by or used in the Business of the Acquired Companies, and indicating, respectively, whether each Intellectual Property is owned by the Acquired Companies or is used but not owned (the “Acquired Companies’ Intellectual Property”); and (ii) a true, correct and complete list of all licenses or similar agreements or arrangements (excluding off-the-shelf software and any other software that can be purchased for less than $1,000) to which either Acquired Company is a party, either as licensee or licensor, with respect to any Acquired Companies’ Intellectual Property. Except as otherwise disclosed on Disclosure Schedule 3.13:

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(a) Each Acquired Company (i) is the sole and exclusive owner, with good and valid title, of all right, title and interest in and to the Acquired Companies’ Intellectual Property that is depicted on Disclosure Schedule 3.13 as owned by the Acquired Company (including all designs, permits, labels and packages owned by it and used in the Business), free and clear of all Liens or (ii) to Acquired Companies’ Knowledge holds a legal, valid and enforceable license that is in full force and effect as to any Acquired Companies’ Intellectual Property not owned by the Acquired Company and used by that Acquired Company in the conduct of the Business, and as to each item owned by the Acquired Companies (or either of them): (A) the item is not subject to any outstanding junction, judgment, order, decree, ruling, or charge; (B) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of either Acquired Company, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and (C) neither Acquired Company has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; As to each item used by the Acquired Companies (or either of them) under a license, sublicense or other agreement; (D) no party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach, default or permit termination, modification, or acceleration thereunder; (E) no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any provision thereof; (F) neither Acquired Company has granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission; and (G) no loss or expiration of the item is, threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omissions by either Acquired Company, including, without limitation, a failure by either Acquired Company to pay any required maintenance fees);

(b) The Acquired Companies have the right and authority to use the Acquired Companies’ Intellectual Property that is used in connection with the conduct of its Business in the manner presently conducted consistent with historic practices of the past three (3) years, and such use, as well as the conduct of the Business of the Acquired Companies, to the Knowledge of the Acquired Companies, does not conflict with, infringe upon or violate any rights including any patent, trademark, trade name, copyright, Trade Secret or other proprietary right, of any third party;

(c) Neither Acquired Company has received notice of, and to the Knowledge of the Acquired Companies there is no basis for, a pending or threatened claim, interference, action or other judicial or adversarial proceeding against the Acquired Companies that any of the Acquired Companies’ operations, activities or services infringes any intellectual property rights, including any patent, trademark, trade name, copyright, Trade Secret or other property right of a third party, or that it is illegally or otherwise using the foregoing;

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(d) To the Knowledge of the Acquired Companies, there are no outstanding disputes or other disagreements with respect to any licenses or similar agreements or arrangements described on Disclosure Schedule 3.13. To the Knowledge of the Acquired Companies, no third party has conflicted with, infringed or otherwise violated any of the Acquired Companies’ Intellectual Property;

(e) The Acquired Companies’ Intellectual Property owned or licensed by either Acquired Company comprises in all material respects all the Acquired Companies’ Intellectual Property used by the Acquired Companies in the conduct of the Business, and is sufficient to conduct Acquired Companies’ Business as presently conducted consistent with historic practices; and

(f) No officer, director, member, stockholder or employee of either of the Acquired Companies, nor any spouse, child or other relative or other Affiliate thereof owns any interest in or to any of the Acquired Companies’ Intellectual Property.

3.14 Real Property; Leases. The Acquired Companies do not own (in fee) any Real Property. “Real Property Leases” means leases of Real Property. The Acquired Companies lease all of their offices and other space used by them pursuant to Real Property Leases. Each Real Property Lease of the Acquired Companies (singularly called an “Acquired Companies’ Real Property Lease”, and plural “Acquired Companies’ Real Property Leases”) are listed on Disclosure Schedule 3.14 attached hereto, is in writing, and the respective premises or space leased is listed or described on Disclosure Schedule 3.14. The Acquired Companies have previously delivered to the Buyer a true and accurate copy of those Real Property Leases listed on Disclosure Schedule 3.14. The Acquired Companies’ Real Property Leases listed on Disclosure Schedule 3.14 include all the leases, subleases licenses and sublicenses of Real Property to which any Acquired Company is a party or under which either Acquired Company is a tenant, subtenant, licensee or sublicensee (including by assignment, if applicable). As to each listed Real Property Lease:

(a) Such Real Property Lease is legal, valid, binding, enforceable and in full force and effect;

(b) Except as described on Disclosure Schedule 3.14, the transactions contemplated by this Agreement do not under the terms of any such Real Property Lease require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, and will not otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Merger;

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(c) The Acquired Companies are not in breach of or default under any of the Real Property Leases. To the knowledge of the Acquired Companies, the counterparts to or current landlord of the Real Property Lease is not in breach of or default under such Real Property Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(d) No Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(e) The Leased Real Property identified in Disclosure Schedule 3.14 comprises all of the Real Property used, or intended to be used, in the Business of the Acquired Companies; and neither of the Acquired Companies is a party to any agreement or option to purchase any Real Property or interest therein; and

(f) To the Acquired Companies’ knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business of the Acquired Companies. The Acquired Companies do not owe any past-due rent and other payments required under each Real Property Lease and neither Acquired Company is liable for paying the costs of any Improvements, repairs or betterments related to the Leased Real Property.

3.15 Accounts Receivable; and Stockholder Debt.

(a) The accounts receivable and notes receivable of the Acquired Companies are the “Accounts Receivable”. Disclosure Schedule 3.15 attached hereto sets forth a true, correct and complete list as of the date of the Latest Balance Sheet, of the audited Accounts Receivable aging of the Acquired Companies, and the unaudited Accounts Receivable aging of the Acquired Companies as of the end of each month for November and December 2016 and January and February 2017. Except as set forth in Disclosure Schedule 3.15, all such Accounts Receivable resulted from the sales of services in the Ordinary Course of Business and are properly reflected on the Books and Records in accordance with GAAP consistent with past practice. Based on historical precedent for the SNI Subsidiary, the aggregate reserve for doubtful accounts set forth on the Latest Audited Balance Sheet is adequate in accordance with GAAP. All receivables set forth on the Latest Audited Balance Sheet are valid receivables, subject to no setoffs or counter-claims known to the Acquired Companies. Except as set forth on Disclosure Schedule 3.15, no Person has any Lien on any Accounts Receivable or any part thereof, and no agreement for deduction, free services, discount or other deferred price or quantity adjustment has been made by either Acquired Company with respect to any Accounts Receivable other than in the Ordinary Course of Business consistent with past practice.

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(b) The Accounts Receivable used to determine Net Working Capital in Appendix I will be those that result from the sales of services in the Ordinary Course of Business and will be properly reflected on the Books and Records in accordance with GAAP consistent with past practice. Based on historical precedent for the SNI Subsidiary, the aggregate reserve for doubtful accounts maintained by the Acquired Companies is in accordance with GAAP.

(c) Except as set forth on Disclosure Schedule 3.15(c), all Indebtedness owed to the Acquired Companies by any SNIH Stockholder or any Affiliate of any SNIH Stockholders in the last twelve (12) months has been paid in full and satisfied in cash (without any forgiveness, waiver, or other agreed reduction or release of any part of the amounts owed other than by cash payment).

3.16 Tax Matters.

(a) The Acquired Companies have previously delivered or made available to the Buyer complete and correct copies of all Tax Returns filed by the Acquired Companies since January 1, 2014.

(b) Except as set forth on Disclosure Schedule 3.16 attached hereto:

(i) The Acquired Companies have timely paid all Taxes due. The Acquired Companies have timely and properly withheld, deducted or collected all Taxes required to have been withheld, deducted or collected by them in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor, or other third party and, to the extent required, have timely remitted or paid such Taxes to the proper governmental authority;

(ii) The Acquired Companies have timely filed (taking into account any valid extensions) all Tax Returns required to be filed by the Acquired Companies and all such Tax Returns are true, correct and complete in all material respects;

(iii) The Acquired Companies have not waived or extended any applicable statute of limitations relating to the assessment of Taxes, which waiver or extension is currently in effect;

(iv) The Acquired Companies have received no written notice of any examination of any Tax Returns of the Acquired Companies currently in progress or pending, and no deficiencies have been asserted or assessed against either Acquired Company as a result of any audit by the Internal Revenue Service (“IRS”) or any state or local taxing authority and no such deficiency has been proposed;

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(v) The Acquired Companies have established, in accordance with GAAP, an adequate accrual, for any unpaid Taxes that are not yet due or will establish, in accordance with GAAP, on or before the Closing Date, an adequate accrual for the payment of all unpaid Taxes not yet due with respect to any activity prior to or as of the Closing Date;

(vi) Neither Acquired Company is a party to or bound by any Tax allocation or Tax sharing agreement with any Person;

(vii) Neither of the Acquired Companies has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than an Affiliated Group consisting of SNI Holdco and SNI Subsidiary);

(viii) The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code § 481(c) (or any corresponding or similar provision of state, local or foreign Income Tax law); (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law); (iii) installment sale made prior to the Closing Date; or (iv) material prepaid amount received on or prior to the Closing Date; and

(ix) Neither Acquired Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Income Tax law).

(c) Disclosure Schedule 3.16 attached hereto sets forth those taxable years in the last seven years for which the Tax Returns of each Acquired Company have been reviewed or audited by applicable federal, state, local and foreign taxing authorities.

(d) Merger. Since January 1, 2014, the SNIH Stockholders did not dispose of any shares of stock in SNI Holdco to SNI Holdco or any person related to SNI Holdco, or receive any distribution from SNI Holdco, in a manner that would cause the Merger to violate the continuity of stockholder interest requirement set forth in Treasury Regulations §1.368-1(e).

3.17 Books and Records.

(a) The general ledgers and books of account of the Acquired Companies and all other books and records of each respective Acquired Company (collectively, the “Books and Records”) for the past three (3) years have been maintained in accordance with good business practice with all applicable procedures required by Law.

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(b) The Acquired Companies have implemented and maintain a system of internal control over financial reporting believed sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The minute books of each Acquired Company contain complete and correct Records of all meetings held, and actions taken by written consent of, the holders of voting securities, the board of directors or Persons exercising similar authority, and committees of the board of directors or such Persons of such Acquired Company, and no meeting of any such holders, board of directors, Persons, or committee has been held, and no other action has been taken, for which minutes or other evidence of action have not been prepared and are not contained in such minute books. Each Acquired Company has at all times maintained complete and correct Records of all issuances and transfers of its equity securities including stock. At the Closing, all such minute books and Records will be in the possession of the applicable Acquired Company and located at the offices of the Acquired Companies in Des Moines, Iowa.

3.18 Contracts and Commitments.

(a) Disclosure Schedule 3.18(a) attached hereto contains a true, complete and correct list (with reasonable specificity) of the following contracts and agreements of the Acquired Companies (or either of the Acquired Companies as indicated) (the contracts and agreements required to be so listed are referred to as “Contracts”) (with each such listed Contract indexed to the pertinent subsection referenced on Disclosure Schedule 3.18(a) by applicable subsection number):

(i) all loan agreements, promissory notes, indentures, mortgages, guaranties and other agreements relating to borrowed or the borrowing of money, or a guaranty or surety of any obligation, to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound;

(ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, and lease purchase agreements to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound or encumbered by Liens;

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(iii) all contracts, agreements, commitments, purchase orders or other understandings or arrangements to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound which (A) involve payments or receipts by either Acquired Company of more than Twenty-Five Thousand Dollars ($25,000), in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially adversely affect the condition (financial or otherwise) of the properties, assets, Business or prospects of the Acquired Companies;

(iv) all collective bargaining agreements to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound;

(v) all employee leasing agreements, employment and consulting agreements, deferred executive compensation plans, profit sharing, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee stock option or stock purchase agreements or plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound;

(vi) all agreements concerning confidentiality or non-competition to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound (including without limitation any such agreement binding on any stockholder, director, officer, manager, employee or consultant (individually or through an Affiliate entity) of either Acquired Company); and the material terms of any restrictions on either Acquired Company in such agreement are summarized in Disclosure Schedule 3.18(a)(vi) to the Agreement with respect to the applicable agreements listed therein;

(vii) all agreements under which either Acquired Company has advanced or loaned any amount to any of its stockholders, directors, officers, managers or employees;

(viii) all agency, sales representative and similar agreements to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound;

(ix) all contracts, agreements or other understandings or arrangements between SNI Subsidiary or SNI Holdco and any other Affiliate of Mr. Smith, Smith Holdings, LLC or either Acquired Company;

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(x) all Real Property Leases, whether operating, capital or otherwise, under which either Acquired Company is lessor or lessee; and all Acquired Companies’ Tangible Personal Property and Acquired Companies’ Intellectual Property leases, licenses or other agreements under which either Acquired Company is lessor, lessee, or otherwise a party, for the lease or license (including sublessor or sublessee) of personal property assets, tangible or intangible, providing for lease in payments in excess of Five Thousand Dollars ($5,000) per annum.

(xi) (A) all agreements (or group of related agreements) to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of Five Thousand Dollars ($5,000), and also (B) of the above listed agreements, Disclosure Schedule 3.18(a)(xi) to the Agreement specifically identifies those (and only those) agreements which extend over a period of more than three (3) years or involve consideration in excess of Twenty-Five Thousand Dollars ($25,000);

(xii) all agreements concerning a partnership or joint venture to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound;

(xiii) all agreements to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound for the employment of any individual on a full-time basis, part-time or consulting basis providing any of the following: (A) annual compensation in excess of Thirty Thousand Dollars ($30,000), (B) a guaranty of employment of one (1) year or more, or (C) severance benefits;

(xiv) all agreements under which either Acquired Company has advanced or loaned any other Person amounts in the aggregate exceeding Five Thousand Dollars ($5,000);

(xv) all settlements, conciliations or similar agreements involving either Acquired Company to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound with any Governmental Body or which will likely involve payment after the Closing Date of consideration in excess of Five Thousand Dollars ($5,000);

(xvi) all other agreements (or group of related agreements) to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound the performance of which involves consideration or expenditures by either Acquired Company in excess of Five Thousand Dollars ($5,000);

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(xvii) Disclosure Schedule 3.18(a)(xvii) to the Agreement contains a general, accurate description accurate of the history and scope of any claims under warranties under contracts or agreements with clients for work done by either Acquired Company for that client; and

(xviii) all other material agreements or Contracts to which either Acquired Company is a party or by which either Acquired Company or any of its property or assets is bound, or under which the consequences of a termination or default could have a Material Adverse Effect.

(b) Except as set forth on Disclosure Schedule 3.18(b) attached hereto:

(i) Each Contract is a valid and binding agreement of the applicable Acquired Company party thereto, enforceable against such Acquired Company in accordance with its terms, and neither Acquired Company has any Knowledge that any Contract is not a valid, binding and enforceable agreement of the other parties thereto;

(ii) The Acquired Companies have fulfilled all material obligations required pursuant to the Contracts to have been performed by the Acquired Companies, on their respective part as of the Effective Time, and the Acquired Companies have no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed;

(iii) Neither Acquired Company has assigned, in whole or part, nor is in breach of or in default under any Contract referenced in Section 3.18(a)(i) through (xviii), inclusive, and is not in material breach of or in material default under any other Contract, and no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default, result in a loss of rights or result in the creation of any Lien;

(iv) To the Knowledge of each Acquired Company, there is no existing breach or default by any other party to any Contract;

(v) Neither Acquired Company is restricted by any Contract from carrying on its Business anywhere in the world; and

(vi) Neither Acquired Company has any material oral Contracts or agreements to which it is a party or to which it or any of its property or assets is bound.

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(c) Except as set forth on Disclosure Schedule 3.18(c), the continuation, validity and effectiveness of each Contract will not be affected by the consummation of the transaction and Merger completed hereby or the transfer of the SNI Holdco Shares or Certificates for those to Buyer or Surviving Company under this Agreement.

(d) True, correct and complete copies of all Contracts, together with all amendments, waivers or other changes thereto, have previously been made available by the Acquired Companies to the Buyer.

3.19 Compliance with Permits and Laws.

(a) The Acquired Companies have all Necessary Permits from foreign, federal, state and local authorities affecting the Acquired Companies’ Business and own and operate their respective assets, except for those Permits as to which the failure to obtain would not have a Material Adverse Effect on the Acquired Companies. Disclosure Schedule 3.19(a) attached hereto sets forth a true, correct and complete list of the Acquired Companies’ Permits (exclusive of Permits from local authorities), copies of which have previously been made available by the Acquired Companies to the Buyer (exclusive of Permits from local authorities). Each Acquired Company has complied with and is in compliance with the terms and conditions of such Permits and has not received any notices that it is in violation of any of the terms or conditions of such Permits. Each Acquired Company has taken all necessary action to maintain such Permits. No loss or expiration of any such Permit is pending, reasonably foreseeable, or, to the Acquired Companies’ Knowledge, threatened other than expiration in accordance with the terms thereof.

(b) The Acquired Companies have in all material respects complied with all applicable Laws, and are not in material violation of any Law, including any Law relating to the Business or the ownership or use of any of their assets. No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has (i) been received by either Acquired Company or, (ii) to either Acquired Companies’ Knowledge, been filed or commenced against either of the Acquired Companies, alleging a violation of or liability or potential responsibility under any such law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability.

(c) The representatives of the Acquired Companies have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100) in the aggregate to any one individual in any year) to: (i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party, official or political office.

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3.20 Employee Relations.

(a) To the Knowledge of each Acquired Company, each Acquired Company is in compliance with all Laws, including without limitation Labor Laws, respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice; and there are no arrears in the payment of wages or payment or withholding of all applicable federal, state, and local payroll-related Taxes.

(b) Except as set forth on Disclosure Schedule 3.20(b) attached hereto:

(i) none of the employees of either Acquired Company is or has been represented by any labor union while employed by such Acquired Company;

(ii) there are no unfair labor practices charges or other complaint against either Acquired Company pending before the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Body;

(iii) there is no labor strike involving either Acquired Company (including, without limitation, any organizational drive);

(iv) there is no labor grievance pending against either Acquired Company;

(v) there is no, nor has there been in the last three (3) years, any pending union representation petition respecting the employees of either Acquired Company; and

(vi) within the past three (3) years, neither Acquired Company implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act or any similar law.

(c) To the Knowledge of each Acquired Company, each Acquired Company is in compliance with all Laws relating to the employment of persons who are not citizens or lawful permanent residents of the United States, including but not limited to the provisions of the Immigration and Nationality Act, as amended, and the requirements of the Immigration Reform and Control Act of 1986. Neither Acquired Company currently employs any individual whose work authorization depends upon employer sponsorship. To the Knowledge of each Acquired Company, each Acquired Company is in compliance with the requirements of the Immigration Reform and Control Act of 1986 (i) to verify each of its employees’ authorization to be employed in the United States and, (ii) to retain documentation of such authorization, including without limitation all Forms I-9 and all attached and/or supporting documentation.

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(d) Disclosure Schedule 3.20(d) attached hereto sets forth a true, correct and complete list of each Acquired Company’s current Core Employees (as defined in subsection (e) below) as of the Most Recent Fiscal Month End and the compensation of each of its salaried and hourly Core Employees paid to each such Core Employee as of the Most Recent Fiscal Month End.

(e) Disclosure Schedule 3.20(e) attached hereto sets forth a true, correct and complete description of any agreements with any employees or other parties that results in a bonus or other payment accruing or becoming due as a result of the transactions contemplated by this Agreement (“Change of Control Bonuses”) with the exception of the MIP Plan and the agreement with Baird.

3.21 Key Employees.

(a) Disclosure Schedule 3.21(a) identifies each of the individuals who currently perform or have performed in the last twenty-four (24) months any of the following services for the Acquired Companies: recruiting of workers, marketing and customer relations (each individual being a “Key Employee”). Furthermore, Disclosure Schedule 3.21(a) sets forth the identity and job descriptions for each of the Key Employees.

(b) Each of the Key Employees has entered into the confidentiality and non-solicitation agreement in the form attached as part of Disclosure Schedule 3.21(b). To the Knowledge of each Acquired Company, no Key Employee is subject to any non-competition or confidentiality agreement with any Person other than the Acquired Companies.

(c) Disclosure Schedule 3.21(c) identifies all (and only) those Key Employees which meet any of the following criteria: (i) received a performance or unscheduled bonus (in the form of cash or other consideration) from the Acquired Companies within the last twelve (12) months, or (ii) are by the measure of total sales, total revenues, or total new accounts (by volume or business projected from the new customer/client), within the top three (3) employees of Acquired Companies, of all the Key Employees.

(d) Disclosure Schedule 3.21(d) lists any intellectual property rights or copyright license agreements binding upon or obligating, to the Knowledge of the Acquired Companies, any Key Employee of the Acquired Companies individually.

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(e) Disclosure Schedule 3.21(e) lists any franchise, distribution, commission, agency or representation agreements relating to the staffing, recruiting, and employee placement services business binding upon or obligating the Acquired Companies or, to the Knowledge of the Acquired Companies, any Key Employee of the Acquired Companies individually.

(f) Disclosure Schedule 3.21(f) lists all life insurance policies paid for or maintained by or for either of the Acquired Companies (or under which either Acquired Company is a primary beneficiary of any coverage payments), which are maintained for or cover the lives (or insure against the death of) any of either Acquired Company’s employees (collectively called “Key Man Insurance”); and such list includes the insured (i.e., name of the person whose death is insured against), the insurer, the expiration date of the policy, the owner of the policy, the primary beneficiary thereof and the amount of the respective coverage amount. All Key Man Insurance policies paid for or maintained by or for either or both of the Acquired Companies (i) are owned and controlled by the Acquired Companies, and (ii) provide that one or both of the Acquired Companies are the primary beneficiary thereunder.

3.22 Employee Benefit Plans and Self-Funded Group Health Plan.

(a) Disclosure Schedule 3.22(a) lists each Employee Benefit Plan that either Acquired Company maintains, to which either Acquired Company contributes or has any obligation to contribute, or with respect to which either Acquired Company has any liability.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, the Affordable Care Act and all other applicable laws.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the applicable Acquired Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

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(iv) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has either received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, or is based on an IRS pre-approved prototype volume submittal specimen plan document, and neither Acquired Company has Knowledge of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(v) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Acquired Companies, threatened.

(vi) The Acquired Companies have delivered or made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

(b) Neither any Acquired Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

(c) Neither any Acquired Company nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(d) Except for the Self-Funded Group Health Plan described in Disclosure Schedule 3.22 (d) attached hereto (the “Self-Funded Group Health Plan”), neither Acquired Company maintains, contributes to or has an obligation to contribute to, or has any material liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of the Acquired Companies. The Self-Funded Group Health Plan maintained by SNI Subsidiary has been operated in all material respects in accordance with all applicable Law including, but not limited to, ERISA, the Affordable Care Act (ACA), Health Insurance Portability and Accountability Act (HIPAA), Consolidated Omnibus Budget Reconciliation Act (COBRA), the Americans with Disabilities Act (ADA), the Pregnancy Discrimination Act, the Age Discrimination in Employment Act and the Civil Rights Act. The Self-Funded Group Health Plan has been properly reserved as required and all filings required by applicable federal, state or local or other Law have been made, and SNI Subsidiary maintains adequate reserves for the Self-Funded Group Health Plan sufficient to meet the needs and fund all claims to a degree and in manner consistent with applicable Law, and with sound and commercially reasonable actuarial and accounting practices.

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(e) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan, except as set forth on Disclosure Schedule 3.22(e) with respect to the MIP.

(f) Disclosure Schedule 3.22(f) lists each written agreement, contract, or other arrangement - whether or not an Employee Benefit Plan (each called a “Nonqualified Plan”) - to which any Acquired Company is a party that is a “nonqualified deferred compensation plan” subject to Code §409A. Each Nonqualified Plan has been maintained in good faith compliance with Code §409A and the regulations thereunder and no amounts under any such Nonqualified Plan is or has been subject to any material interest and additional tax set forth under Code §409A(a)(1)(B). No Acquired Company has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code §409A(a)(1)(B).

(g) Neither Acquired Company has attempted to maintain the grandfathered health care plan status under the Affordable Care Act of any Employee Benefit Plan.

(h) Disclosure Schedule 3.22(h) lists each health insurance plan and policy that any Acquired Company maintains, to which each Acquired Company contributes, or has any obligation to contribute, or with respect to which any Acquired Company has liability. Each Acquired Company has properly prepared and distributed to its applicable employees the “summary of benefits and coverage” for each group health plan in accordance with the Affordable Care Act and all other applicable laws.

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3.23 Conduct of Business. Except as set forth on Disclosure Schedule 3.23 attached hereto, since December 31, 2016, each Acquired Company has carried on the Business diligently and in the Ordinary Course of Business and has not made or instituted any unusual or new methods of purchase, sale, performance, lease, management, accounting or operation. Since December 31, 2016, each Acquired Company has caused all of its property to be used, operated, repaired and maintained in a normal and the Ordinary Course of Business manner consistent with past practice. The Acquired Companies do not maintain any inventory of goods except as may be set forth on the Most Recent Balance Sheets.

3.24 Absence of Certain Changes or Events. Except as set forth on Disclosure Schedule 3.24 attached hereto, since December 31, 2016, (unless a more recent date is specified below), the Acquired Companies have not entered into any transaction that is not in the usual and Ordinary Course of Business consistent with past practice, and, without limiting the generality of the foregoing, neither Acquired Company has:

(a) suffered any Material Adverse Effect on its Business;

(b) suffered any theft, damage, destruction or casualty loss to its assets in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate, whether or not covered by insurance;

(c) since December 31, 2016, incurred, assumed or suffered to exist any Indebtedness for borrowed money (other than the Indebtedness to be paid at Closing), other than as set forth on the face of the Latest Balance Sheet;

(d) since December 31, 2016 and except as contemplated by this Agreement, discharged or satisfied any Lien or encumbrance or paid any obligation or other liability, other than current liabilities set forth on the face of the Latest Balance Sheet paid or discharged in the Ordinary Course of Business consistent with past practice;

(e) mortgaged, pledged or subjected to Lien, any of its properties or assets;

(f) sold or purchased, assigned or transferred any of its intangible assets or canceled any debts or claims except in the Ordinary Course of Business;

(g) made any material amendment to or termination of any Contract;

(h) made any material changes in compensation of its senior officers or directors;

(i) made any change in the terms of, or material increase or decrease in, any Employee Benefit Plan;

(j) amended or taken any action to amend its Charter or bylaws;

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(k) issued or changed the authorized or issued securities of any Acquired Company, sold any equity in either Acquired Company or granted any option to purchase or subscribe for any of such equity;

(l) since December 31, 2016 and except as contemplated by this Agreement, declared or made any dividend, payment or other distribution with respect to the SNI Holdco Shares or any other security in Acquired Company, purchased or entered into any agreement to redeem any portion of the shares or other securities in the Acquired Company, or actually redeemed or repurchased any capital stock or other security of the either Acquired Company;

(m) sold, leased, assigned, encumbered by Lien or transferred any of its properties or assets;

(n) except as contemplated by this Agreement, directly or indirectly engaged in any transaction, arrangement or contract with any Affiliate or Insider;

(o) made any capital investments in, loan to or acquired (by merger, consolidation or acquisition of stock or assets) any interest in any corporation, limited liability company, partnership or other business organization or division thereof or any equity interest therein;

(p) authorized or made any new capital expenditure or expenditures that in the aggregate are in excess of the applicable Acquired Companies’ budget therefor;

(q) settled any litigation, claim or action for an amount in excess of Twenty-Five Thousand Dollars ($25,000) or involving equitable or injunctive relief;

(r) changed its fiscal year or changed its methods, policies or practices of accounting, except as required by changes in GAAP as concurred in by the Acquired Companies’ independent accountants;

(s) made, accrued or entered into or amended any agreement or otherwise became liable for any severance, bonus, profit sharing incentive payment, retirement, pension, loan or benefit to any director, manager, officer, employee or consultant of either Acquired Company, except for accruals under existing Employee Benefit Plans in the Ordinary Course of Business, if any;

(t) made or revoked any material election under the Code or the Tax statutes of any state or other jurisdiction or consented to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes;

(u) entered into or amended any employment arrangement or otherwise hired any management personnel reasonably expected to earn more than One Hundred Thousand Dollars ($100,000) per year;

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(v) released or waived of any claim or right of either Acquired Company with a value in excess of Twenty-Five Thousand Dollars $25,000;

(w) agreed to, nor made or suffered any modification, termination, or expirations of, nor received notice of termination of, any Contracts listed or described in Section 3.18;

(x) suffered, permitted, caused (by action or omission), taken, made or entered or agreed to any other material occurrence, event, action, failure to act, or agreement or transaction, that is outside the Ordinary Course of Business of either Acquired Company; or

(y) committed or agreed to do any of the foregoing in the future.

3.25 Customers and Suppliers. Disclosure Schedule 3.25 attached hereto sets forth a true, correct and complete list of the names and addresses of the top twenty (20) customers of the Acquired Companies (based on total billings) for calendar year 2016 (the “Material Customers”) and the total net sales to each respective Material Customer in the period from January 1, 2016 through December 31, 2016. Disclosure Schedule 3.25 also lists the top twenty (20) customers for the Acquired Companies during the first two months of 2017 (based on total billings). Since January 1, 2016, none of the Material Customers has given written notice that it has decided to stop purchasing services from the Acquired Companies, and, except as noted on Disclosure Schedule 3.23, there has been no material change in the terms or prices at which such Material Customers purchase services from the Acquired Companies. Neither Acquired Company has received written notice of, and neither Acquired Company has Knowledge of, any dispute between either of the Acquired Companies and any of the Material Customers. Disclosure Schedule 3.25 also sets forth the following by customer for October, November and December 2016: (i) revenue, (ii) average spread, (iii) average bill rate, and (iv) billable headcount. Since January 1, 2016, no supplier of the Acquired Companies has indicated it shall stop supplying material products or services to the Acquired Companies.

3.26 Security Deposits. Disclosure Schedule 3.26 attached hereto sets forth a list and amount of all security deposits paid by either of the Acquired Companies under Real Property Leases or personal property leases.

3.27 Banking Facilities. Disclosure Schedule 3.27 attached hereto sets forth a true, correct and complete list of:

(a) each bank, savings and loan or similar financial institution in which either Acquired Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by such Acquired Company thereat; and

(b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

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3.28 Powers of Attorney and Suretyships. Neither Acquired Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof), nor has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, consigner, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.29 Conflicts of Interests. Except as set forth on Disclosure Schedule 3.29 attached hereto, no Insider or other Affiliate (excluding Madison and Thrivent) now has or within the last two (2) years had:

(a) a material equity or debt interest in any Person that purchases or during such period purchased from the Acquired Companies any goods or services; or

(b) a position as an officer, director or employee of any customer or supplier of either Acquired Company.

3.30 Regulatory Approvals. As of Closing, except as noted on Disclosure Schedule 3.30, all consents, approvals, authorizations and other requirements prescribed by any Law, rule, order or regulation which must be obtained or satisfied by the Acquired Companies and which are necessary for the consummation of the transactions contemplated by this Agreement will have been obtained and satisfied.

3.31 Software.

(a) Except for off-the-shelf software that can be purchased for less then $500, Disclosure Schedule 3.31 attached hereto sets forth a true, correct and complete list and, where appropriate, a description of, all software that is, and will be after Closing, necessary to conduct the Business operations as presently conducted by the Acquired Companies (the “Acquired Companies’ Software”). The Acquired Companies have made available to the Buyer true, correct and complete copies of all licenses, development agreements and other agreements relating to the Software.

(b) Acquired Companies have the right to use the Software pursuant to an agreement set forth on Disclosure Schedule 3.31(b). Neither Acquired Company has received notice of, and has no Knowledge of any basis for, a claim against it that any of the Acquired Companies’ Software or its use of any of the Acquired Companies’ Software infringes on any copyright or other property right of a third party, or that either Acquired Company is illegally or otherwise using the Acquired Companies’ Software. Neither Acquired Company has any disputes outstanding or, to the Knowledge of the Acquired Companies, threatened disputes relating to any of the Acquired Companies’ Software.

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(c) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Acquired Companies in the conduct of their Business (collectively, the “Systems”) have experienced failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in, or to the use of, any such Systems by the Acquired Companies. The Acquired Companies are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Business.

3.32 Employees; Non-Compete Agreements. Except as set forth on Disclosure Schedule 3.32, each non-temporary employee of either Acquired Company is bound by an agreement containing covenants prohibiting such employee from competing with the Acquired Companies or the Business of the Acquired Companies. The Acquired Companies have made a true, correct and complete copy of each such agreement available to the Buyer. To the Knowledge of Acquired Companies, no non-temporary employee at either Acquired Company is bound by any non-competition agreement enforceable by another party to restrict that employee’s ability to compete with any other company or business. Except as described in particular on Disclosure Schedule 3.32, since January 1, 2013, there has been no litigation pending, or to the Knowledge of the Acquired Companies, threatened against either Acquired Company by or before any court or governmental authority with respect to any current or former employees, officers, directors, managers, or consultants of either Acquired Company.

3.33 Compliance with Environmental Laws.

(a) To the Knowledge of the Acquired Companies, each Acquired Company has complied and is complying with all requirements of Environmental Laws (as defined below), and neither Acquired Company has received any notice or communication from any individual private citizen or citizen’s group or federal, state or local governmental or regulatory agencies authority or otherwise of any violation or noncompliance or liability under Environmental Laws.

(b) To the Knowledge of the Acquired Companies, there are no past or present circumstances, activities, events, conditions or occurrences that could: (i) be anticipated to form the basis of an Environmental Claim (as defined below) or any other action against either Acquired Company, including without limitation with respect to any Real Properties owned or leased by either Acquired Company presently or in the past; (ii) cause any Leased Real Property or other Real Property owned by the Acquired Companies to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Laws; (iii) require the filing or recording of any notice or restriction relating to the presence of Hazardous Substances in the deed to the Real Properties; or (iv) prevent or interfere in any material respect with Buyer’s ability to fully operate and maintain the Business.

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(c) There are no past, or to the Acquired Companies’ Knowledge, pending or threatened Environmental Claims against the properties or either Acquired Company with respect to the Real Properties.

(d) Neither Acquired Company has any environmental audits, environmental reports, or other material environmental documents relating to its past or current Leased Real Properties or other, facilities or operations that are in its possession or under its control.

(e) “Environmental Laws” mean any federal, state, or local statute, ordinance, rule, regulation, code, or common law and any license, permit, authorization, approval, consent, order, judgment, decree, injunction, or agreement with any governmental or regulatory entity now or hereafter in effect, and any Environmental, Health and Safety Requirements, pertaining to pollution or protection of the environment, public health, worker safety, industrial hygiene, or the environmental conditions on, under, or about the property (including without limitation, ambient air, surface water, ground water, wetlands, land surface or sub-surface strata, and wild life, aquatic species and vegetation), including without limitation Laws and regulations relating to admissions, discharges, releases or threatened releases of Hazardous Substances or materials (including without limitation Hazardous Substances defined below) whether or otherwise relating to the manufacturer, processing, distribution, use, treatment, storage, disposal, transport or handling of toxic or hazardous materials and substances. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”): the Federal Insecticide, Fungicide, and Rodenticide Act as amended (“FIFRA”); the Resource Conservation and Recovery Act, as amended (“RCRA”); the Toxic Substances Control Act, as amended (“TSCA”); the Clean Air Act as amended (“CAA”); the Federal Water Pollution Control Act, as amended (“FWPCA”); the Oil Pollution Act of 1990, as amended (“OPA”); the Fish and Wildlife Coordination Act, as amended (“FWCA”); the Endangered Species Act, as amended (“ESA”); the Wild and Scenic Rivers Act, as amended, (“WSRA”); the Rivers and Harbors Act of 1899, as amended (“1899 Rivers Act”); the Water Resources Research Act of 1984, as amended (“WRRA”); the Occupational Safety and Health Act, as amended (“OSHA”) and the Safe Drinking Water Act, as amended (“SDWA”); all comparable state and local counterparts or equivalence to the final laws listed above and any common law that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or any exposure to any Hazardous Substances.

(f) “Hazardous Substance” means any substances included within the definition of “hazardous substances,” “hazardous material,” “toxic substances,” or “solid waste” under CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. and the regulations promulgated pursuant to said laws and such other substances, materials and waste which are or become regulated under applicable local, state, federal Law or which are classified as hazardous or toxic under federal, state or local Laws or regulations. Hazardous Substances include, without limitation, petroleum products and any derivative or by-product thereof, mold, asbestos, radioactive materials and polychlorinated biphenyls.

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(g) “Environmental Claims” shall mean any and all administrative, regulatory or judicial action or causes of action, suits, obligations, liabilities, losses, proceedings, executory decrees, judgments, penalties, liens, notices of non-compliance or violation or legal fees or costs of investigations or proceedings based on any Environmental Law or any Permit issued under any such Environmental Law or arising from the presence or release or alleged presence or release into the environment of any Hazardous Substance including, without limitation, and regardless of the merit of such claim, any and all claims by any governmental or regulatory authority or by any third party for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law or any alleged injury or threat of injury to health, safety or the environment.

3.34 Services Warranty. Disclosure Schedule 3.34 includes copies of the standard customer contracts used by the Acquired Companies for delivery of temporary services and permanent placement services. No service performed by either Acquired Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Disclosure Schedule 3.34, except as separately set forth on Disclosure Schedule 3.34.

3.35 Product Liability. The Acquired Companies do not sell products in the Ordinary Course of Business of the Business and have no product liability exposure.

3.36 Data Privacy. To the knowledge of either Acquired Company, the Acquired Companies’ Business has complied with and, as presently conducted and as presently proposed to be conducted, is in compliance with, all Data Laws except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. To the Knowledge of either Acquired Company, each Acquired Company has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information except, in each case, to the extent that a failure to comply would not have a Material Adverse Effect. Neither Acquired Company has experienced any incident in which personal information or other sensitive data was stolen or improperly accessed within the last twelve (12) months, and the Acquired Companies have no Knowledge of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. Disclosure Schedule 3.36 lists the Acquired Companies’ data privacy and security policies and the Acquired Companies agree to deliver copies of all such policies to Buyer within ten (10) days from the date of this Agreement.

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3.37 Preferential Status. There are no Contracts with customers that either require the continuation of ownership of the Acquired Companies by, or permit termination by the customer, due to either Acquired Companies’ loss of small business status, woman-or-minority owned business status, disadvantaged business status, protégé status, “8(a)” status or other preferential status. Furthermore, there are no contracts that were acquired by the Acquired Companies due to such Acquired Companies’ preferential status.

3.38 Voting Requirements and Approvals. The Board of Directors of SNI Holdco has unanimously approved this Agreement and the transactions contemplated hereby. The only vote of any class or series of SNI Holdco’s capital stock necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of SNI Holdco Common Stock, and those stockholders of SNI Holdco have approved this Agreement and the transactions contemplated herein.

3.39 No Dissenter’s Rights. No stockholder of SNI Holdco (“SNIH Stockholder”) is expected to dissent to, or seek or perfect appraisal rights with respect to, the Merger pursuant to the Delaware General Corporation Law (the “DGCL”) or other applicable Law.

3.40 Information to be Supplied. The information supplied or to be supplied by SNI Holdco or SNI Subsidiary for inclusion in the Public Reports of Buyer or in the Buyer Proxy Statement to be filed with the SEC will not, after review of any proposed filing by counsel for Stockholders’ Representative, on the date of filing thereof, or, in the case of the Buyer Proxy Statement, on the date the Buyer Proxy Statement is mailed to the stockholders of Buyer or at the time of the Buyer Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.41 Certain Merger Requirements. (a) Merger Subsidiary will at Closing acquire at least Ninety Percent (90%) of the fair market value of the net assets and at least Seventy Percent (70%) of the fair market value of the gross assets held by SNI Holdco immediately prior to the Merger and for this purpose, amounts paid by SNI Holdco to dissenters, amounts paid by SNI Holdco to shareholders who receive cash or other property, SNI Holdco assets used to pay its reorganization expenses and all redemptions and distributions (except for regular normal dividends) made by SNI Holdco immediately preceding the Merger, will be included as assets of SNI Holdco held immediately prior to the transaction; (b) the liabilities of SNI Holdco that will be and are assumed by Merger Subsidiary at Closing were incurred in the ordinary course of business; and (c) SNI Holdco is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986 as amended (the “Code”) and (d) neither of the Acquired Companies is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

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3.42 No Trading in GEE Stock. To the Knowledge of the Acquired Companies, since November 1, 2016, none of the SNIH Stockholders has traded GEE Stock or entered into transactions regarding GEE Stock, including transactions involving hedges, collars or shorts, nor caused any other Person to do so.

3.43 No Brokers. No liability will accrue to Buyer as a result of any claims for brokerage commissions, finder’s fees or similar compensation relating to the Merger based on any arrangement or agreement made or alleged to have been made by or on behalf of an Acquired Company and the Acquired Companies will not have any liability for any of those after the closing. The only “SNIH Stockholders’ Broker” (as defined below) is Robert W. Baird & Co. (“Baird”) which was engaged by SNI Holdco and which will be paid at Closing by the SNIH Stockholders from the cash portion of the Merger Consideration and at Closing the SNIH Stockholders shall deliver a release from Baird with respect to any potential liability for brokerage fees (the “Baird Release”). The term “SNIH Stockholders’ Broker” means any Person acting or claiming to act as a broker or finder on behalf of any SNIH Stockholder or either Acquired Company with respect to any of the transactions contemplated by this Agreement or which might be entitled to brokerage fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

3.44 Minimum Net Working Capital. To the Acquired Companies Knowledge the minimum Net Working Capital on the Closing Date is $9.2 million.

3.45 Disclosure. Neither this Section 3 nor the Acquired Companies’ Disclosure Schedules and exhibits hereto related to this Section 3 contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4A. Representations and Warranties Concerning GEE Restricted Securities.

(a) SNIH Stockholders’ Representations and Warranties Concerning GEE Stock. The term “GEE Stock” means the GEE Preferred Shares, and the shares of GEE Common Stock issuable in connection with the Preferred Conversion and the Note Conversion. The term “GEE Restricted Securities” means the GEE Stock and the Promissory Notes. Each SNIH Stockholder, receiving GEE Restricted Securities as Merger Consideration for its shares of SNI Holdco represents and warrants, severally, and not jointly, to Buyer as to that SNIH Stockholder and not any other SNIH Stockholder that the statements contained in this Section 4A(a) are correct and complete as of the date of this Agreement.

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(i) Access to Information. The SNIH Stockholder understands that an investment in the GEE Restricted Securities involves a high degree of risk and long term or permanent illiquidity, including, risk of loss of their entire investment. The SNIH Stockholders has been given full and complete access to the Buyer for the purpose of obtaining such information as the SNIH Stockholder or that SNIH Stockholder’s qualified representative has reasonably requested in connection with the decision to acquire the GEE Restricted Securities. The SNIH Stockholder has received and reviewed copies of the Public Reports. The SNIH Stockholder is familiar with the business, operations and financial condition of the Buyer and has had the opportunity to ask questions of and receive answers from the officers of the Buyer regarding its business operations and financial condition, all as such SNIH Stockholder (or that SNIH Stockholder’s investor’s representatives) has deemed necessary to make an informed investment decision to purchase the GEE Restricted Securities. The SNIH Stockholder in making the decision to make an investment in the GEE Restricted Securities has relied upon an independent investigation of the Buyer and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Buyer, its officers, directors or employees or any other representatives or agents of the Buyer, other than as set forth in this Agreement.

(ii) Restricted Securities. (A) The SNIH Stockholder has been advised that none of the GEE Restricted Securities have been registered under the Securities Act or any other applicable securities laws. The SNIH Stockholder acknowledges that the GEE Restricted Securities will be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act and that none of the GEE Restricted Securities may be resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of counsel reasonably satisfactory to the Buyer, an applicable exemption from registration is available; (B) The SNIH Stockholder is acquiring the GEE Restricted Securities for such SNIH Stockholder’s own account as principal , and not as nominee or agent, for investment purposes only and not with a view to, or for resale, or distribution thereof. The SNIH Stockholder has no present arrangement to sell the Restricted Securities to or through any person or entity and no other person has or will have a direct or indirect beneficial interest in such Restricted Securities; (C) The SNIH Stockholder understands and acknowledges that the certificates representing the GEE Restricted Securities will bear substantially the following legend:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; (ii) THE COMPANY RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION; OR (iii) THE COMPANY OTHERWISE SATISIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

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and (D) The SNIH Stockholder acknowledges that an investment in the GEE Restricted Securities is not liquid and is transferable only under limited conditions. The SNIH Stockholder acknowledges that such securities may only be transferred pursuant to an effective registration under the Securities Act or an exemption from such registration is available.

(iii) SNIH Stockholders’ Sophistication and Ability to Bear Risk of Loss. The SNIH Stockholder has such knowledge and experience in financial affairs that such SNIH Stockholder is capable of evaluating, or has employed the services of an investment advisor, attorney or accountant to evaluate, on such SNIH Stockholder’s behalf, the merits and risks of an investment in the GEE Restricted Securities. The SNIH Stockholder receiving GEE Restricted Securities as Merger Consideration is an Accredited Investor as that term is defined in Regulation D promulgated under the Securities Act. The SNIH Stockholder (A) understands that he, she or it must bear the economic risk of an investment in the GEE Restricted Securities for an indefinite period of time and (B) is able to bear such economic risk, including the total loss of his, her or its investment in the GEE Restricted Securities.

(b) Buyer’s Representations and Warranties Concerning GEE Restricted Securities. The Buyer represents and warrants to the SNIH Stockholders receiving GEE Restricted Securities as Merger Consideration on the date hereof, subject to the Buyer’s Disclosure Schedules (defined below) that the statements in this Section 4A(b) are true and correct. “Buyer’s Disclosure Schedules” means the disclosure schedules prepared and delivered to SNIH Stockholders by Buyer and attached to this Agreement. The Buyer’s Disclosure Schedules will be lettered and numbered so as to correspond to the respective lettered and numbered sections and subsections contained in Sections 4A(b) and 4 of this Agreement. Furthermore, the Buyer represents and warrants to SNIH Stockholders that the statements set forth in this Section 4A(b) will be true and correct on the Closing Date subject to the Buyer’s Disclosure Schedules and Buyer’s right to update the Buyer’s Disclosure Schedules.

(i) Capitalization. The Buyer’s capitalization is set forth in the Public Reports.

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(ii) Filings with SEC. Buyer has made all filings with SEC that it has been required to make within the past two (2) years under the Securities Act and the Securities Exchange Act (collectively the “Public Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement) each of the Public Reports: (i) has complied with the Securities Act and the Securities Exchange Act in all material respects; and (ii) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer has made available to SNIH Stockholder, through the SEC’s EDGAR System, a correct and complete copy of each Public Report.

(iii) Financial Statements. Buyer has filed a quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2016 (the “Most Recent Fiscal Quarter End”), and an annual report on Form 10-K for the fiscal year ended September 30, 2016. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP throughout the periods covered thereby, and present fairly the financial condition of Buyer and its Subsidiaries as of the indicated dates and the results of operations of Buyer and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

(iv) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any Material Adverse Change.

(v) Valid Issuance of GEE Common Stock. The shares of GEE Common Stock to be issued upon conversion of the GEE Preferred Stock and upon conversion of the Promissory Note will be validly issued, fully paid and non-assessable, and free and clear of all restrictions on transfer other than those restrictions on transfer under the Securities Act of 1933, any applicable state securities laws and as set forth in this Agreement.

4. Representations of the Buyer. The Buyer represents and warrants to the SNIH Stockholders on the date hereof, subject to the Buyer’s Disclosure Schedules (defined below) that the statements in this Section 4 are true and correct. Furthermore, the Buyer represents and warrants to SNIH Stockholders that the statements set forth in this Section 4 will be true and correct on the Closing Date subject to the Buyer’s Disclosure Schedules.

4.1 Organization and Authority of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite corporate power and authority to own its properties and to carry on its Business as now being conducted. The Buyer has all requisite corporate power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby.

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4.2 Organization and Authority of Merger Subsidiary. The Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and to carry on its Business as now being conducted. The Merger Subsidiary has all requisite corporate power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby.

4.3 Authorization by Buyer. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer’s Charter or bylaws; (c) violate any judgment, decree, order or award of any court, Governmental Body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, constitute a default under, cause any acceleration under, or cause the creation of any Lien upon the properties or assets of the Buyer pursuant to any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound. Disclosure Schedule 4.3 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required to be obtained by the Buyer in order for it to consummate the transactions contemplated by this Agreement.

4.4 Authorization by Merger Subsidiary. The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any Law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer’s Charter or bylaws; (c) violate any judgment, decree, order or award of any court, Governmental Body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, constitute a default under, cause any acceleration under, or cause the creation of any Lien upon the properties or assets of the Buyer pursuant to any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound. Disclosure Schedule 4.4 attached hereto sets forth a true, correct and complete list of all consents and approvals of third parties that are required to be obtained by the Buyer in order for it to consummate the transactions contemplated by this Agreement.

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4.5 Government and Regulatory Approvals. As of Closing, all consents, approvals, authorizations and other requirements prescribed by any law, rule, order or regulation which must be obtained or satisfied by the Buyer or by the Merger Subsidiary (collectively the Buyer and Merger Subsidiary are called the “GEE Parties”, and each is sometimes called a “GEE Party”) and which are necessary for the consummation of the transactions contemplated by this Agreement will have been obtained and satisfied.

4.6 Adverse Proceedings. No action or proceeding by or before any court or other Governmental Body has been instituted or threatened against either GEE Party by any Governmental Body or Person whatsoever seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or affecting the right of the Buyer to own or acquire an ownership interest (by the Merger) in the Acquired Companies through ownership of the Surviving Company, or to acquire from the SNIH Stockholders the Certificates for the SNI Holdco Shares, or to (after the Merger) own the Surviving Company or operate the Surviving Company’s and SNI Subsidiary’s Business after the Closing and Merger.

4.7 No Brokers. No liability will accrue to the SNIH Stockholders as a result of any claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based upon any arrangement or agreement made or alleged to have been made by or on behalf of Buyer. The only “Buyer’s Broker” (as defined below) is Stifel, Nicolaus & Company, Incorporated, (“Stifel”) which was engaged by Buyer and which will be paid after the close of the transaction by Buyer. The term “Buyer’s Broker” means any Person acting or claiming to act as a broker or finder on behalf of the Buyer with respect to any of the transactions contemplated by this Agreement or which might be entitled to brokerage fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5. Omitted.

6. Omitted.

7. Closing Deliveries by the SNIH Stockholders. The Buyer shall have received at or prior to the Closing Date such documents, instruments or certificates as the Buyer may reasonably request, including, without limitation:

(a) The following certificates of officers of SNI Holdco, duly executed by such officers: (i) certified organizational documents and resolutions of the board of directors of SNI Holdco approving SNI Holdco’s entry into this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

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(b) Certificates of the Secretary of State of the State of Delaware as to the legal existence and good standing of SNI Holdco and SNI Subsidiary in Delaware;

(c) The Certificate of Merger;

(d) Termination Agreements that terminate the existing employments agreements of Mr. Smith and Vince Lombardo, which release the Acquired Companies from any further obligations or liability under those agreements and documentation satisfactory to Buyer that Vince Lombardo has been paid any compensation due him, including any relating to a change of contract;

(e) A written mutual understanding regarding future employment of Peter Langlois in form and substance approved by Buyer and executed by Peter Langlois (“Mutual Understanding”).

(f) Agreements that include covenant not to compete provisions (the “Non-Competition Agreements”) executed by the Ronald R. Smith (with covenants to last five (5) years), Peter Langlois and Vince Lombardo and the SNIH Stockholders who are also SNI Subsidiary employees (with covenants to last three (3) years, each in the form set forth on Exhibit E hereto);

(g) Stock certificate(s) evidencing the SNI Holdco Shares, and an excuted Letter of Transmittal;

(h) The minute books, equity transfer books or similar Books and Records and seal, if available, of each of the Acquired Companies (or as soon as possible after Closing);

(i) Resignations, effective as of the Closing, of each director and officer of SNI Holdco and SNI Subsidiary, other than those whom Buyer shall have specified in writing at least two (2) days prior to the Closing;

(j) The Escrow Agreement duly executed by the Stockholders’ Representative and the Escrow Agent;

(k) The Baird Release;

(l) To the extent necessary and to the extent such authorizations are in the name of an employee of either Acquired Company, authorized forms to change permitted users and authorized persons for banking relationships;

(m) MIP Estoppels;

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(n) Ronald R. Smith and each SNIH Stockholder who is an employee, officer or director of either of the Acquired Companies shall each have released Buyer, SNI Holdco, Surviving Company, and SNI Subsidiary in the form attached hereto as Exhibit F (“SNIH Stockholders’ Release”), and such release shall be in full force and effect as of the Closing;

(o) SNIH Stockholder recipients of the Promissory Notes shall have delivered to Buyer a subordination agreement between SNIH Stockholders and Buyer’s Primary Lender that is in form and substance satisfactory to Buyer’s Primary Lender;

8. Closing Deliveries by the Buyer. The Buyer shall deliver at Closing each of the following (to the SNIH Stockholders, the Escrow Agent or other appropriate recipients):

(a) payment of that part of the Merger Consideration that is payable at Closing as set forth in Sections 1 and 2;

(b) The following certificates of the Buyer’s officers: (i) certified organizational documents and resolutions approving the Buyer’s entry into this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(c) The Certificate of Merger;

(d) Statement of Resolution Establishing Series of Series B Convertible Preferred Stock and evidence that the Statement has been filed and is effective;

(e) Buyer shall have entered into the Non-Competition Agreements, and each such agreement shall be in full force and effect as of the Closing;

(f) Intentionally Omitted.

(g) The Escrow Agreement duly executed by the Buyer and the Escrow Agent;

(h) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to SNIH Stockholders, as to: (i) the Charter of Buyer and Merger Subsidiary and any amendments to the Charter of Buyer; (ii) each of the bylaws of each of the Buyer and Merger Subsidiary; and (iii) authorizing resolutions of the board of directors (or a duly authorized committee thereof) of each of the Buyer and Merger Subsidiary relating to this Agreement and the transactions contemplated hereby; and

(i) Evidence satisfactory to the Stockholder’s Representative that Buyer shall have filed and caused to become effective the Statement of Resolution Establishing Series of Series B Convertible Preferred Stock with the Illinois Secretary of State.

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9. Omitted.

10. Remedies for Breaches of This Agreement.

10.1 Survival of Representations and Warranties. The “Fundamental Representations and Warranties” of the Acquired Companies are the following representations and warranties in Sections 3: 3.1 Title, 3.2 Capitalization of the Acquired Companies, 3.4 Organization, 3.6 Enforceability, 3.16 Tax Matters, 3.33 Compliance with Environmental Law, and 3.43 No Brokers. All representations and warranties in Section 3 of the Acquired Companies that are not Fundamental Representations and Warranties are the “Non-Fundamental Representations and Warranties”. All representations and warranties of the Acquired Companies survive the Closing. The Non-Fundamental Representations and Warranties shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the date that is eighteen (18) months after the Closing. All of the representations and warranties of the Parties contained in this Agreement (other than the Non-Fundamental Representations and Warranties, and the Several Representations and Warranties addressed in 10B) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of the applicable statutes of limitations (including any extension thereto). The waiver of any condition relating to any representation, warranty, covenant or obligation will not affect the right to indemnification, payment, reimbursement or other remedy based upon such representation, warranty, covenant or obligation. Notwithstanding the above, the survival period for misrepresentations or breaches of representations and warranties arising out of fraud or willful misconduct by any Party is extended to be the expiration date of the applicable statutes of limitation (including any extension thereto). The covenants and agreements of the Parties shall survive the Closing in accordance with their terms.

10.2 Indemnification Provisions for Buyer Indemnified Parties’ Benefit. The term “Buyer Indemnified Parties” means Buyer, Surviving Company and the Acquired Companies. The term “indemnify” (whether capitalized or not) means to indemnify, hold harmless and pay to the indemnified party, and “indemnification” is the noun form. In the event one or more of the Acquired Companies breach any of its or their representations, warranties, covenants or agreements contained herein (this Agreement), and provided that Buyer makes a timely written claim for indemnification pursuant to the notice provisions in Section 13 below within the applicable survival period (in Section 10.1 above), then the SNIH Stockholders shall be obligated to indemnify, severally and not jointly, on a proportional basis in this Section 10 as set forth below, the Buyer Indemnified Parties for the Adverse Consequences, subject to the limitations and in the manner set forth herein, that any of the Buyer Indemnified Parties may suffer sustain or become subject to (including any Adverse Consequences that the Buyer Indemnified Parties sustain or become subject to after the end of any applicable survival period for which timely notice was given) resulting from, arising out of, relating to, or caused by the breach. If the SNIH Stockholders fail to indemnify Buyer Indemnified Parties in the manner provided herein after Buyer delivers written notice as provided above, then the Buyer Indemnified Parties shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period. Indemnification payments that are due to Adverse Consequences suffered by any of the Buyer Indemnified Parties shall be paid to Buyer. Notwithstanding the foregoing in this Section 10.2:

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(a) the SNIH Stockholders shall not have any obligation to indemnify any Buyer Indemnified Parties for a breach of the Non-Fundamental Representations and Warranties until Buyer Indemnified Parties have suffered, sustained or become subject to Adverse Consequences by reason of all such breaches (of those Non-Fundamental Representations and Warranties), in the aggregate, in excess of Six Hundred Forty Five Thousand Dollars ($645,000) (“Indemnification Basket”) after which point the SNIH Stockholders will be obligated to indemnify Buyer Indemnified Parties only for such aggregate Adverse Consequences to the extent in excess of the first Two Hundred Thousand Dollars $200,000 (e.g., if there are a total of $700,000 in Adverse Consequences, the indemnification is for $500,000) (the “Indemnification Deductible”) severally and not jointly in accordance with each SNIH Stockholders’ SNIH Ownership Proportion;

(b) there will be an aggregate ceiling (“Non-Fundamental Representations and Warranties Indemnification Ceiling”) on SNIH Stockholders’ obligation to indemnify Buyer Indemnified Parties and pay Buyer Indemnified Parties for Adverse Consequences suffered by reason of breaches of any of the Non-Fundamental Representations and Warranties; such indemnification ceiling being an amount equal to $8.6 million. The sole recourse for such indemnification will be against the Promissory Notes issued to the SNIH Stockholders to the extent available pursuant to the Set-Off rights described in Section 10.7;

(c) as clarification, the Indemnification Basket, Indemnification Deductible and Non-Fundamental Representations and Warranties Indemnification Ceiling only apply to breaches by the Acquired Companies of Non-Fundamental Representations and Warranties and not to other breaches;

(d) with respect to each SNIH Stockholder there will be a separate aggregate ceiling on such SNIH Stockholder’s obligation to indemnify Buyer Indemnified Parties pursuant to Sections 10, 10A, 10B and Section 11 (“Overall Proportion Indemnification Ceiling”); and such indemnification ceiling (i) being an amount equal to each of Thrivent’s and Madison’s “Pro Rata Share” (as set forth on Exhibit B) of Merger Consideration actually received by each of Thrivent and Madison, as applicable; and (ii) for each other SNIH Stockholder an amount equal to such SNIH Stockholder’s SNIH Ownership Proportion of the Merger Consideration; and

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(e) As clarification, no SNIH Stockholder will have any obligation to indemnify any Person for any matter under this Agreement with respect to Adverse Consequences that exceed that SNIH Stockholder’s Overall Proportion Indemnification Ceiling (with the exception for the Smith and Smith Holdings Joint Liability).

(f) Notwithstanding anything to the contrary set forth in this section 10, there shall be no "ceiling" on the obligation of Mr. Smith or Smith Holdings to indemnify for any Adverse Consequences up to $86 million resulting from any fraud or willful misconduct by any of the Acquired Companies or Mr. Smith.

10.3 Indemnification Provisions for SNIH Stockholders’ Benefit. In the event Buyer breaches any of its representations, warranties, covenants or agreements contained herein, and provided that the Stockholders’ Representative makes a written claim for indemnification against Buyer pursuant to the notice provisions set forth in Section 13 below within the applicable survival period (as referenced in Section 10.1 above) then Buyer agrees to indemnify SNIH Stockholders in accordance with their SNIH Stockholder’s SNIH Ownership Proportion from and against the entirety of any Adverse Consequences suffered by SNIH Stockholders resulting from, arising out of, relating to, or caused by the breach. If Buyer fails to indemnify SNIH Stockholders after the Stockholders’ Representative delivers written notice as provided above, then SNIH Stockholders shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period.

10.4 Indemnification Deductible Effect on ‘Materiality’ Qualifiers. For purposes of this Section 10, any breach of or inaccuracy in any representation or warranty, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

10.5 Matters Involving Third-Parties.

(a) If any third-party notifies either Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 10 or under Section 10A Special Indemnities, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve the rights and defenses of the Indemnified Party; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

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(c) So long as the Indemnifying Party has assumed, and is conducting the defense of the Third-Party Claim in accordance with Section 10.6(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(d) In the event that the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with Section 11.6(b) above, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 10.

10.6 Determination of Adverse Consequences. Indemnification payments under this Section 10, and Section 10A, Section 10B and Section 11, shall be paid by the Indemnifying Party without reduction for any Tax benefits available to the Indemnified Party. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 10 and Section 10A. All indemnification payments under this Section 10, Section 10A Section 10B and Section 11 (below) shall be deemed adjustments to the Merger Consideration.

10.7 Recoupment Against Escrow Agreement and Set-Off Against Promissory Note. With the exception of indemnifications relating to Net Working Capital, the Special Indemnities in Section 10A and the Several Indemnification in Section 10B, any indemnification to which any Buyer Indemnified Party is entitled under this Agreement as a result of a final judicial decision of or agreement as to any Adverse Consequences shall first be made by notifying the Stockholders’ Representative that Buyer is reducing the principal amount outstanding under the Promissory Notes held in escrow (i.e., $8.6 million in Promissory Notes are being deposited into escrow). The reduction shall be applied proportionately in accordance with the respective original principal amounts of the Promissory Notes held in escrow. For example if the original principal of one Promissory Note held in escrow is 200% of the amount of another, then the amount of the reduction for the Promissory Note with the higher original principal balance shall be 200% of the other. The reduction of principal amount under any Promissory Note shall affect the timing and amount of payments required under such Promissory Note in the same manner as if Buyer had made a permitted prepayment (without premium or penalty) thereunder. This obligation to proceed against the Promissory Notes is only a requirement for claims of indemnification made during the first eighteen (18) months after the Closing and is subject to the applicable Promissory Notes being available to recover against, there being a remaining principal amount and the Promissory Notes being issued to the applicable SNIH Stockholder who is to indemnify. The Promissory Notes and proceeds thereof (including any GEE Common Stock) shall be held in escrow by the Escrow Agent for eighteen (18) months and then released if there are no outstanding claims for indemnification, but not if there are outstanding claims for indemnification. If there are outstanding claims for indemnification, then the Stockholder Representative and Buyer shall cooperate to determine the amount, if any, of Promissory Notes and proceeds that are to be released and send the Escrow Agent a joint written notice of their determination.

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As a matter of clarification, it is understood that the recoupment against the Promissory Notes is based on the principal amounts of the Promissory Notes held in escrow as set forth above in this 10.7, which will result in a SNIH Stockholder being responsible for indemnifying for Adverse Consequences based on a higher or lower proportion than his SNIH Ownership Proportion. For example, if there is a breach of a Non-Fundamental Representation and Warranty, then the recourse under the indemnification provisions of this Section 10.7 requires and permits Buyer to first proceed against the Promissory Notes on the proportionate basis set forth above in this Section 10.7, even if (i) one SNIH Stockholder has no or a relatively small amount of principal of the Promissory Notes and a relatively higher SNIH Ownership Proportion; and (ii) a recovery against one or more Promissory Note holders differs from their SNIH Ownership Proportion. In addition, the Parties agree that Buyer will not pursue any setoff against the Promissory Notes held in escrow hereunder with respect to any claims under Section 10B or any other claims based on individually made or individually agreed to representations, warranties, covenants or agreements, unless such claims are individual claims against the specific noteholder from which Buyer is seeking a setoff and Buyer may instead pursue those claims as permitted elsewhere in this Agreement.

If the aggregate amount of Adverse Consequences asserted by Buyer and permitted under other provisions of this Section 10 exceeds the outstanding balance of all the Promissory Notes held in escrow, Buyer may seek recourse against any SNI Holdco Stockholder for such amounts as are permitted under Section 10.2 but not more.

10.8 Exclusive Remedy. Buyer and the Acquired Companies and Principal Stockholders acknowledge and agree that the indemnification provisions in this Section 10, and Section 10A, Section 10B and Section 11, shall be the exclusive remedy of Buyer and Section 10B SNIH Stockholders against each other with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement and the transactions contemplated by this Agreement, with the exception of claims for fraud, willful misconduct and the right to equitable relief such as specific performance or injunctive relief.

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10.9 Smith and Smith Holdings One Person. Notwithstanding anything in this Agreement to the contrary, Ronald R. Smith and Smith Holdings, LLC are related parties, and for all purposes of this Agreement, including without limitation Section 10.2(b), 10.7 10.8 10A and 10B, are treated as one SNIH Stockholder, meaning that each is responsible for the breach by the other of any representations, warranties, and covenants, and each is jointly and severally responsible for the indemnification obligations of the other as if they are one and the same person (and any calculations of proportionate responsibility, if applicable, shall be calculated as the sum or combination (of their respective portions of responsibility) that would apply as to Ronald R. Smith and Smith Holdings, LLC) (the “Smith and Smith Holdings Joint Liability”).

10A. Special Indemnities. The SNIH Stockholders, based on their respective SNIH Stockholder’s SNIH Ownership Proportion, shall indemnify Buyer Indemnified Parties severally, not jointly, from and against the entirety of any Adverse Consequences resulting from, arising out of or relating to any of the following (to the extent not deducted as a Current Liability for purposes of determining Net Working Capital in Appendix I):

(a) the litigation matters identified on Exhibit G to this Agreement, provided however that the provisions of Section 10.4 titled “Matters Involving Third-Parties” shall apply with the litigation matters being treated as “Third Party Claims,” the SNIH Stockholders as the “Indemnifying Party” and the Buyer as the Indemnified Party. If after final resolution of all those litigation matters, the amount deducted as a Current Liability exceeds the amounts of the Adverse Consequences suffered by the Acquired Companies and Buyer, then the remaining balance shall be paid within fifteen (15) days after receipt of notice for refund from Stockholders’ Representative to the Stockholders’ Representative account at the Escrow Agent to be, promptly disbursed by the Escrow Agreement in accordance with each SNIH Stockholder’s SNIH Ownership Proportion, which shall be treated as an additional adjustment to Net Working Capital.

(b) liabilities of the Self-Funded Group Health Plan after giving effect to the insurance coverage provided by Wellmark, Inc. (the “Health Plan Insurer”) including any liability (including any applicable penalties, costs or expenses, including litigation costs and reasonable attorneys' fees if applicable) arising from or as a result of the failure of the Self-Funded Group Health Plan to comply or to be maintained, or to have been maintained, in compliance with all applicable Laws as of the date hereof or at any time prior thereto.

(c) any claims or liabilities asserted against the Buyer Indemnified Parties by an Acquired Company’s Broker.

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(d) any claims or liabilities regarding the MIP Plan including without limitation applicable penalties, cash or expenses including without limitation litigation costs and reasonable attorneys’ fees, if applicable.

The indemnification set forth in this Section 10A is subject to the Overall Proportion Indemnification Ceiling.

10B. Individual Indemnification By SNIH Stockholders. Notwithstanding anything in Section 10 to the contrary, this Section 10B is the exclusive remedy for breaches of the Several Representations and Warranties (as defined below). The “Several Representations and Warranties” of the SNIH Stockholders are the representations and warranties in Section 2A of this Agreement titled “Representations and Warranties of the SNIH Stockholders” and Section 4A of this Agreement titled “Representations and Warranties Concerning GEE Restricted Securities”. The Several Representations and Warranties shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of the applicable statutes of limitations (including any extension thereto). In the event any SNIH Stockholder breaches any of the Several Representations and Warranties and provided that Buyer makes a timely written claim for indemnification pursuant to the notice provisions in Section 14 below within the applicable survival period, then the SNIH Stockholder that breached shall be obligated to indemnify the Buyer Indemnified Parties, severally, not jointly, for the entirety of any Adverse Consequences, subject to the limitations and in the manner set forth herein, that any of the Buyer Indemnified Parties may suffer sustain or become subject to (including any Adverse Consequences for which timely notice was given and that the Buyer Indemnified Parties sustain or become subject to after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach. If the SNIH Stockholder fails to indemnify Buyer Indemnified Parties in the manner provided herein after Buyer delivers timely written notice as provided above, then the Buyer Indemnified Parties shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period. Indemnification payments that are due to Adverse Consequences suffered by any of the Buyer Indemnified Parties shall be paid to Buyer. Buyer shall be entitled to seek ‘set off’ or ‘recoupment’ for indemnification under this Section 10B in the same manner contemplated under Section 10.7 with respect to a respective SNIH Stockholder’s Promissory Note or Escrowed (stock shares or other) property, as may be owned by that stockholder.

The indemnification set forth in this Section 10B (i) is an independent indemnification section that applies to breaches of Section 2A only; (ii) with the exception of the Smith and Smith Holdings Joint Liability makes each SNIH Stockholder liable only for its own breach severally, not jointly; and (iii) is not subject to the Indemnification basket or the Indemnification Deductible or any ceiling other than the Overall Proportion Indemnification Ceiling. The indemnification under this Section 10B is sometimes referred to as the “Several Indemnification”.

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11. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and SNIH Stockholders for certain Tax matters following the Closing Date:

11.1 Tax Indemnification. SNIH Stockholders shall indemnify, severally and not jointly, in accordance with each such SNIH Stockholder’s SNIH Ownership Proportion, the Buyer Indemnified Parties for: (i) all Income and other Taxes (or the non-payment thereof) of the Acquired Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); (ii) any and all Income and other Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Acquired Companies (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iii) any and all Income and other Taxes of any person (other than the Acquired Companies) imposed on the Acquired Companies (or Surviving Company as a successor to SNI Holdco) as a transferee or successor, by contract or pursuant to any applicable Law which Taxes relate to an event or transaction occurring before the Closing.

(a) If Taxes were reflected as current liabilities in computing Closing Net Working Capital, then for purposes of the indemnification under above clauses (i), (ii) and (iii), the amount of the SNIH Stockholders’ indemnification obligation thereunder shall be reduced by the amount of Taxes so reflected (i.e., to avoid duplication). For example purposes only, if there were a current liability for Taxes taken into account in computing Closing Net Working Capital in the amount of Ten Thousand Dollars ($10,000), then SNIH Stockholders’ indemnification obligation shall be reduced by Ten Thousand Dollars ($10,000).

(b) The foregoing indemnification obligation includes without limitation SNIH Stockholders, indemnifying Buyer Indemnified Parties, severally and not jointly, in accordance with such SNIH Stockholder’s SNIH Ownership Proportion, against and to the extent of any liability of the Acquired Companies arising (i) because of any of the Acquired Companies’ misclassification of employees as Form 1099 ‘independent contractors,’ (ii) failing to withhold or pay any Taxes relating to employees by the Acquired Companies, or (iii) relating to any persons engaged (directly or indirectly) by the Acquired Companies as Form 1099 ‘independent contractors’ but for which W-2 filings and Tax treatment by the Acquired Companies for classification as an ‘employee’ and applicable Tax payments and withholdings by the Acquired Companies as employer was, or is subsequently determined to be, required by Law. SNIH Stockholders shall reimburse Buyer, severally and not jointly, in accordance with such SNIH Stockholder’s SNIH Ownership Proportion, for any Taxes of the Acquired Companies that are the responsibility of SNIH Stockholders pursuant to this Section 11.1 within fifteen (15) Business Days after notification to Stockholder’s Representation payment of such Taxes by Buyer or the Acquired Companies.

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Notwithstanding anything to the Contrary herein, no SNIH Stockholder will have any obligation hereunder this Section 11.1 in excess of such SNIH Stockholder’s Overall Proportion Indemnification Ceiling.

11.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Acquired Companies holds a beneficial interest shall be deemed to terminate at such time).

11.3 Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date that were not previously filed before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with prior practice, unless such prior practice is not in accordance with applicable Law. Buyer and SNIH Stockholders agree that all Transaction Tax Deductions shall be treated as properly allocable to the Pre-Closing Tax Period to the extent permitted by applicable Law. Subject to the foregoing, Buyer shall include all Transaction Tax Deductions as deductions in the Income Tax Returns of the Acquired Companies for the taxable period that ends on the Closing Date to the extent deductible under applicable Law. Buyer shall not take any action, or to the extent within its control permit any action to be taken, other than the transactions expressly contemplated hereby, that may prevent the taxable year of the Acquired Companies from ending for federal and state Income Tax purposes at the end of the day on which the Closing occurs. To the extent the Transaction Tax Deductions are not fully utilized in the taxable year that ends on the Closing Date, SNIH Stockholders, Buyer, and the Acquired Companies consent and agree that SNI Holdco shall elect to carry back any loss to prior taxable years to the fullest extent permitted by Law (using any available short-form or accelerated procedures and filing amended Tax Returns to the extent necessary), and Buyer shall prepare and timely file, or cause to be prepared and timely filed, any claim for refund resulting from such carryback as part of the preparation and filing of the Tax Returns described in this Section 11.3. Buyer may rely on any instructions from Stockholders’ Representative. Buyer shall permit SNIH Stockholders to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make all changes as are reasonably, timely requested by Stockholders’ Representative.

11.4 Refunds and Tax Benefits. Except to the extent that Income Tax refunds (including any refunds generated from a carryback of a loss for the taxable year of the Acquired Companies that ends on the date on which the Closing occurs described in Section 11.3 above) are treated as part of Current Assets for purposes of calculating Closing Net Working Capital under Appendix I, then any Income Tax refunds that are received by Buyer, Surviving Company or the Acquired Companies, and any amounts credited against Income Tax to which Buyer Surviving Company or the Acquired Companies become entitled, that relate to Income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of SNIH Stockholders, and Buyer shall pay over to Stockholders’ Representative’s account for payment to SNIH Stockholders any such refund or the amount of any such credit within fifteen (15) Business Days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Income Tax by a taxing authority to Buyer Surviving Company or the Acquired Companies of any Income Tax liability accrued on the Most Recent Balance Sheet, Buyer shall pay such amount Stockholders’ Representative’s account for payment to SNIH Stockholders within fifteen (15) Business Days after receipt of the refund or entitlement thereto except to the extent such tax claim, proceeding or tax benefit was treated as part of current Assets for purposes of calculation Closing Net Working Capital under Appendix I.

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11.5 Cooperation on Tax Matters. Buyer, Surviving Company and SNIH Stockholders shall cooperate fully, as and to the extent reasonably requested by one of the other Parties, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Surviving Company and SNIH Stockholders agree to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Buyer and SNIH Stockholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.6 Tax Sharing Agreement. SNIH Stockholders covenant that all tax-sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

11.7 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by each SNIH Stockholder, severally, and not jointly, in accordance with such SNIH Stockholder’s SNIH Ownership Proportion when due, and the Party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other Party/Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and one-half by the SNIH Stockholders, severally, and not jointly, in accordance with each such SNIH Stockholder’s SNIH Ownership Proportion.

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11.8 Payments to SNIH Stockholders. SNIH Stockholders acknowledge that (a) none of the compensation received by any SNIH Stockholder who is an employee of one of the Acquired Companies is intended to be separate consideration for, or allocable to, any of their shares of SNI Holdco stock. (b) none of the GEE Preferred Shares (as defined below) received by any SNIH Stockholder who is an employee of one of the Acquired Companies is intended to be separate consideration for or allocable to any employment agreement, and (c) the compensation paid to any such SNIH Stockholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar service.

11.9 Filing and Amended Tax Returns. Without the prior written consent of the Stockholders’ Representative (which consent may be withheld in the discretion of the Stockholders’ Representative not to be unreasonably withheld), Buyer will not: (i) amend or permit any of its Affiliates to amend, refile or otherwise modify any Tax Return relating to the Acquired Companies for a Pre-Closing Tax Period; or (ii) make or change any Tax election or accounting method with respect to, or that has retroactive effect to, any Pre-Closing Tax Period.

11.10 Inclusion in Buyer’s Consolidated Return. Buyer shall cause the Surviving Company and SNI Subsidiary to be included in a federal consolidated Income Tax Return of Buyer for the portion of their taxable year beginning on the day after the Closing Date.

11.11 Notwithstanding anything to the contrary above in this Section 11, Ronald R. Smith and Smith Holdings, LLC are related parties and for all purposes of this Agreement including this Section 11 are treated as one SNIH Stockholder, meaning that each is responsible for the breach by the other of any representations, warranties, and covenants, and each is jointly and severally responsible for the indemnification obligations of the other as if they are one and the same person (and any calculations of proportionate responsibility, if applicable, shall be calculated as the sum or combination (of their respective portions of responsibility) that would apply as to Ronald R. Smith and Smith Holdings, LLC).

12. Post-Closing Agreements. The SNIH Stockholders and the Buyer, as the case may be, agree that from and after the Closing Date:

12.1 Service Credit. Effective as of the Closing Date, the Buyer agrees that the SNI Subsidiary’s employees (the “Retained Employees”) and their dependents shall retain the same group medical and dental coverage (without regard to any waiting periods or pre-existing conditions limitations except to the extent such waiting periods and pre-existing conditions applied under, the Employee Benefit Plans immediately prior to the Closing Date); provided, however, that such coverages may be modified in the future. The Buyer further agrees that it shall retain the same level of prior service of the Retained Employees with SNI Subsidiary for purposes of eligibility, participation and vesting under all of the Buyer’s Employee Benefit Plans, programs and arrangements, including but not limited to Buyer’s paid time off plan.

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12.2 Further Assurances. At any time and from time to time after the Closing, at Buyer’s (or the Surviving Companies’) request, the respective SNIH Stockholder receiving such request, or the Buyer upon receiving a request from an SNIH Stockholder, without further consideration, promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as may reasonably be requested to more effectively confirm and effectuate, perfect and document the Merger and each SNIH Stockholder’s authorization and agreement to same, transfer, convey and assign to Buyer, and to confirm the Buyer’s title to, SNI Holdco Shares and Certificates therefor, and Buyer’s acquisition of complete ownership of SNI Holdco and SNI Subsidiary, to put the Buyer in actual possession and operating control of the Acquired Companies, to assist the Buyer in exercising all rights with respect thereto, to ensure SNIH Stockholders receive the intended benefits of this Agreement, and to carry out the purpose and intent of this Agreement.

12.3 Cooperation in Litigation. Each Party hereto will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or that may be instituted hereafter against or by such Party relating to or arising out of the conduct of the Business of the Acquired Companies prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). Subject to Sections 10, 10A, 10B or 11of this Agreement, the Party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the Party providing such cooperation and of its officers, directors and employees reasonably incurred in connection, with providing such cooperation, but shall not be responsible to reimburse the Party providing such cooperation for such Party’s time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the Party providing such cooperation to its officers, directors and employees while assisting in the defense or prosecution of any such litigation or proceeding. Nothing in this Section 11.4 shall be construed to abrogate, limit or otherwise reduce any party’s rights to indemnification pursuant to Sections 10, 10A, 10B or 11 above.

12.4 Press Releases and Public Announcements. None of the SNIH Stockholders, Acquired Subsidiaries, or any officer, employee, representative or agent of the Acquired Subsidiaries, will issue any press release or other public announcement regarding the proposed Agreement. SNIH Stockholders and Acquired Subsidiaries shall use best efforts to cause Acquired Subsidiaries’ employees to not disclose any information about the transaction or confidential GEE information that is non-public or trade in Buyer’s stock or disseminate insider information unless approved in advance by Buyer’s counsel in writing. After Closing, no client or employee notifications will be made unless approved in writing by the Buyer. Once Closing has occurred, only the Buyer will make any announcement at its sole discretion. The Buyer will not announce any transaction prior to Closing unless the Parties mutually agree to such disclosure, or it is required to do so as determined by Buyer’s counsel because of SEC rules, regulations and interpretations or other applicable Law.

12.5 Omitted

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12.6 D&O Tail Insurance Coverage. The Acquired Companies will, prior to or at Closing, purchase “tail coverage” for the Directors and Officers liability insurance (“D&O Tail Coverage”). Any liability of Surviving Company or Acquired Companies for D&O Tail Coverage not fully discharged prior to Closing will be deducted from Net Working Capital as a Current Liability. Buyer and its Affiliates will take no action to terminate or modify such coverage.

12.7 Buyer Stockholder Meeting. On or prior to the 45th calendar day after the Closing Date, Buyer will prepare and file with the SEC the Buyer Proxy Statement. Buyer will furnish all information concerning Buyer and Merger Subsidiary, and the SNIH Stockholders will furnish all information concerning SNI Holdco, SNI Subsidiary and the SNIH Stockholders, as may be reasonably requested in connection with the preparation, filing and distribution of the Buyer Proxy Statement. Following the Closing Date, in compliance with applicable Law, Buyer will agree upon a meeting date and record date for a meeting of the its stockholders, and Buyer will establish such record date for, duly call, give notice of, convene and hold such meeting of its stockholders (the "Buyer Stockholder Meeting") for the purpose of obtaining the approval of the Preferred Conversion and the Note Conversion (the “Conversion”). Buyer may adjourn or postpone the Buyer Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Buyer Proxy Statement that it determines in good faith is required by Law to be provided to its stockholders in advance of the Buyer Stockholder Meeting, (ii) if, as of the time that the Buyer Stockholder Meeting is scheduled, there are insufficient shares of GEE Common Stock represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholder Meeting, or (iii) if, as of the time that the Buyer Stockholder Meeting is scheduled, adjournment of the Buyer Stockholder Meeting is necessary to enable Buyer to solicit additional proxies if there are not sufficient votes in favor of the Conversion. Buyer will, through its board of directors recommend to its stockholders (and include such recommendation in the Buyer Proxy Statement) that they approve the Conversion. In the event that Buyer does not obtain the approval of its stockholders at the Buyer Stockholder Meeting of the Preferred Conversion and the Note Conversion, Buyer agrees to promptly take all actions necessary to hold a subsequent meeting of its stockholders for the purpose of obtaining the approval of the Conversion and will continue to do so until such conversion is approved.

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12.8 Piggyback Registrations.

(a) For a period of five (5) years following the Effective Time of the Merger, the Buyer agrees that it shall notify each of the SNIH Stockholders who is a holder of Registrable Securities (a “Holder”) in writing within ten (10) calendar days prior to the anticipated filing date for any registration statement under the Securities Act for purposes of effecting an offering of securities of the Buyer (including, but not limited to, registration statements relating to primary and secondary offerings of securities of the Buyer filed on Form S-1 or Form S-3 or any similar or successor form to such forms, but excluding registration statements filed on Form S-8 and Form S-4 or any similar or successor form to such forms or any other registration statements relating to (i) any employee benefit plan or (ii) a corporate reorganization, merger or acquisition or (iii) non-convertible debt securities) and will afford each such Holder an opportunity to include (“piggy back”) in such registration statement all or any part of the Registrable Securities then held by such Holder. Each such Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within five (5) calendar days after receipt of the above-described notice from the Buyer, so notify the Buyer in writing, and in such notice shall inform the Buyer of the number of Registrable Securities such Holder wishes to include in such registration statement. Holders of Registrable Securities (i) agree to keep confidential the knowledge and information received from the Buyer, prior to actual notice to the public, of any securities registration statement to be filed by the Buyer as it will be considered material non-public information and, as such (ii) not to trade in the Registrable Securities of Buyer in any manner whatsoever and under any exemption from registration until such time as the registration statement is filed with the SEC and becomes effective. If a Holder decides not to include all of its Registrable Securities in any registration statement filed by the Buyer, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Buyer with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) If a registration statement under which the Buyer gives notice under this Section is for an underwritten offering, then the Buyer shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected by the Buyer for such underwriting. Notwithstanding the foregoing, if the managing underwriter(s) determine(s) in good faith that equity market conditions and marketing factors (including but not limited to a determination that the shares proposed to be included in the underwriting cannot be sold in an orderly manner at a price that is acceptable to the Buyer) require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Buyer, and second, to all Holders of Company securities having piggyback registration rights (including Holders of Registrable Securities) requesting inclusion of their securities in such registration statement on a pro rata basis based on the total number of securities for which registration was requested. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Buyer and the underwriter, delivered at least ten (10) business days prior to the Effective Time of the registration statement. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be excluded and withdrawn from such registration.

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For purposes of this Agreement, the term “Registrable Securities” means: (i) any and all shares of GEE Common Stock acquired by certain SNIH Stockholders or participants in the MIP upon (A) the conversion of the Series B Convertible Preferred Stock or (B) the conversion of or the payment of interest on the 9.5% Convertible Note, (collectively, the “Securities”), (ii) any securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, in exchange for or in replacement of, the Securities, provided, that any of the foregoing securities shall cease to be Registrable Securities upon the earliest to occur of the following: (A) a sale of such security pursuant to an effective registration statement; (B) a sale of such security pursuant to Rule 144 or any similar provision then in force under the Securities Act (in which case, only the security sold shall cease to be a Registrable Security); (C) eligibility for sale of such security under Rule 144 (other than securities owned by Mr. Smith or Smith Holdings, LLC); or (D) when such security ceases to be outstanding.

12.9 Demand Registration Rights. The Buyer shall provide to all holders of Registrable Securities a one time resale registration right to register up to thirty-five percent of the Registrable Securities held by each, if the Stockholder Representative makes such demand and if: (A) (i) by the third anniversary of the Closing Date the Buyer has not undertaken one or more offerings that permitted each such holder to sell up to thirty-five percent of the Registrable Securities issued to such holder, and (ii) the market price of the Registrable Security is greater than or equal to the market price of such security on the Closing Date, or (B) by the fifth anniversary of the Closing Date the Buyer has not undertaken on or more offerings that permitted each such holder to sell up to thirty-five percent of the Registrable Securities issued to such holder. Assuming that the conditions enumerated in the first sentence of this Section 12.9 have been met, upon the written demand (a “Demand Notice”) of any Holder of Registrable Securities (the “Initiating Holder”), the Company shall register, on one occasion only, up to 35% of the Registrable Securities held by such Holder and up to 35% of the Registrable Securities held by any other Holders who request that their Registrable Securities be included in such registration in accordance with the terms set forth below ( a “Demand Registration”). The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder to all other registered Holders of Registrable Securities within ten (10) days after the date of the receipt of any such Demand Notice. Each such Holder desiring to include in such registration statement up to 35% of the Registrable Securities then held by such Holder shall, within five (5) calendar days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. On such occasion, the Company will file a registration statement with the SEC covering the sale of such Registrable Securities within sixty (60) days after receipt of a Demand Notice and use its reasonable best efforts to have the registration statement declared effective promptly thereafter, subject to compliance with review by the SEC.

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Notwithstanding the foregoing, if the board of directors of the Company, in its good faith judgment, determines that any registration of Registrable Securities under this Section 12.9 should not be made or continued because it would materially interfere with any material or potentially material financing, acquisition, corporate reorganization or merger or other transaction involving the Company, including negotiations related thereto, or require the Company to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Company or otherwise make it undesirable for the Company to complete a Demand Registration at that time (a “Valid Business Reason”), (x) the Company may postpone filing a Registration Statement (but not the preparation of the Registration Statement) relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than one hundred twenty (120) days after the date when the Demand Registration was requested or, if later, after the occurrence of the Valid Business Reason and (y) in case a Registration Statement has been filed relating to a Demand Registration, the Company may postpone amending or supplementing such Registration Statement, (in which case, if the Valid Business Reason no longer exists or if more than one 120-day period has passed since such postponement, the initiating holders may request a new Demand Registration or request the prompt amendment or supplement of such Registration Statement). The Company shall give written notice to all Holders of Registrable Securities who have elected to participate in the demand registration of its determination to postpone filing, amending or supplementing a Registration Statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof (which notice shall notify each Holder only of the occurrence of such an event or the fact that it no longer exists and shall provide no additional information regarding such event to the extent such information would constitute material nonpublic information).

12.10 Registration Expenses.

Except as provided in this Section 12.10, the Company shall pay all registration expenses in connection with a Demand Registration whether or not such Demand Registration becomes effective. Notwithstanding the foregoing if the initiating holders withdraw or revoke a request for a Demand Registration without the prior written consent of the Company, the related Demand Registration shall be counted as a Demand Registration of purposes of Section 12.9 unless the initiating holders agree to pay all fees and expenses incurred by the Company in connection with such withdrawn registration.

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13. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, at the following addresses, or such other address as Buyer may designate for Buyer and Stockholders’ Representative may designate for SNIH Stockholders (collectively) and Stockholders’ Representative from time to time by notice in accordance with this Section.

If to the SNIH Stockholders or Stockholders’ Representative:

Ronald R. Smith

7 Mutiny Place

Key Largo, FL 81523

Facsimile: (305) 852-4101

With a copy (which shall not constitute notice) to:

Steven F. Carman, Esq.

Husch Blackwell LLP

111 Congress Ave Ste. 1400,

Austin, TX 78701

Direct: 512.370.3451
Fax: 512.479.1101

If to the Buyer:

GEE Group Inc.

Attn: Derek Dewan, CEO

13500 Sutton Park Drive South, Suite 204

Jacksonville, Florida 32224

With a copy (which shall not constitute notice) to:

Averitt & Alford, P.A.

Attn: Barry C. Averitt, Esq.

3010 South Third Street, Suite B

Jacksonville Beach, Florida 32250

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14. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and SNIH Stockholders; provided, however, that Buyer may: (i) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates; and (ii) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

15. Entire Agreement; Amendment; Attachments.

15.1 Entire Agreement. This Agreement, all Disclosure Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties.

15.2 Amendment. The Buyer, with the consent of its respective board of directors, or officers authorized by such board and Merger Subsidiary, or the Stockholders’ Representative acting for all the SNIH Stockholders (pursuant to the authority granted in Section 17 below) may amend or modify this Agreement only by a written instrument executed by the Buyer, Merger Subsidiary, SNI Holdco and the Stockholders’ Representative.

15.3 Attachments; Disclosure Schedules. The Exhibits, Appendices and Disclosure Schedules identified in this Agreement are hereby incorporated as integral parts of this Agreement. All capitalized terms used in the Disclosure Schedules not otherwise defined shall have the meanings ascribed to them in this Agreement. The Disclosure Schedule number listed in the title of each Disclosure Schedule corresponds to that Section of this Agreement.

16. Stockholders’ Representative.

16.1 Mr. Smith confirms that each SNIH Stockholder has signed a Letter of Transmittal in the form attached as Exhibit D prior to the execution and delivery of this Agreement pursuant to which each SNIH Stockholder hereby has appointed Ronald R. Smith as the Stockholders’ Representative and as agent and attorney-in-fact for and on behalf of each SNIH Stockholder, with full powers of substitution, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution and comply with orders of arbitrators, courts, tribunals or other Governmental Bodies and awards of arbitrators, courts, tribunals or other Governmental Bodies with respect to any claims or other matters that may arise under this Agreement or the other ancillary transaction documents, and to take all actions and execute all such documents necessary or appropriate in the good faith discretion of the Stockholders’ Representative for the accomplishment of the transactions contemplated by this Agreement and the other ancillary transactions, including, without limitation, the power:

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(a) to agree with Buyer and Merger Subsidiary with respect to any matter or thing required by or deemed necessary by Stockholders’ Representative in connection with this Agreement, including without limitation any amendments to this Agreement;

(b) to receive and hold the Merger Consideration and any other amounts payable pursuant to this Agreement and to distribute the same to the SNIH Stockholders;

(c) to establish an account to hold a reasonable portion of the Merger Consideration and to use such portion of the Merger Consideration for out-of-pocket costs and expenses in connection herewith;

(d) to execute and deliver any and all other agreements, documents and other papers which the Stockholders’ Representative deems necessary or appropriate in connection with this Agreement or the Escrow Agreement, or any of the transactions contemplated hereby or thereby;

(e) to terminate, amend, waive or interpret any provision of this Agreement or the Escrow Agreement;

(f) to act for each SNIH Stockholder and all SNIH Stockholders with regard to the indemnification matters referred to in this Agreement, including, without limitation, the power to compromise or settle any claim on behalf of such SNIH Stockholder subject to obtaining the consent of Thrivent, which shall not be unreasonably withheld;

(g) to retain attorneys, accountants and other professionals to provide services to the Stockholders’ Representative in fulfillment of his obligations under this Agreement and as otherwise deemed appropriate in connection with the Closing of the transactions contemplated by this Agreement or related matters arising thereafter; and

(h) to do or refrain from doing any further act or deed on behalf of each SNIH Stockholder which the Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such SNIH Stockholder could if personally present.

16.2 Notwithstanding the foregoing or anything else in this Agreement, the Stockholders’ Representative shall have no authority to defend a breach or alleged breach by a SNIH Stockholder of any representation, warranty or covenant of this Agreement, as to which such SNIH Stockholder is solely liable or potentially liable, and such SNIH Stockholder shall have the sole authority to defend against any such claim.

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16.3 No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for his services.

16.4 Neither the Stockholders’ Representative nor any of his agents or employees shall be liable to any SNIH Stockholder of any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement except in the case of its gross negligence, willful misconduct or fraud. The Stockholders’ Representative may consult with legal counsel, independent public accountants or other experts selected by him and shall not be liable for any action taken or omitted to be taken in good faith by him in accordance with the advice of such counsel, accounts or experts.

16.5 In the Letter of Transmital, each SNIH Stockholder hereby agrees to indemnify and hold the Stockholders’ Representative harmless from any and all liability, loss, cost, damage or expense (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of his duties under this Agreement, except such that arises from the gross negligence or willful misconduct or fraud of the Stockholders’ Representative.

16.6 A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all SNIH Stockholders and shall be final, binding and conclusive upon each SNIH Stockholder. Stockholder’s Representative shall promptly give written notices to Thrivent, within three (3) Business Days, of any decision, consent given, instructions given or actions taken as a Stockholder’s Representative in accordance with the notice procedures of Section 13 to an address provided by Thrivent.

16.7 Upon the eighteen (18) month anniversary of the Effective Date, the Stockholders Representative shall distribute the remaining portion, if any, of the $500,000 expense fund in Section 2.1(d) to the SNIH Stockholders in accordance with their SNIH Ownership Proportion and instructions set forth on Exhibit B. Additionally, Stockholders Representative shall promptly pay to the respective SNIH Stockholders the allocable amounts due to each such stockholder upon any deposit into Stockholders Representative account of the payments contemplated in Section 2.3(a) (next to last sentence), 10A(a) (last sentence), and 11.4 which are due or to be paid to those SNIH Stockholders

17. Miscellaneous.

17.1 Waiver of Subrogation by SNIH Stockholders. Notwithstanding anything to the contrary in this Agreement or otherwise, no SNIH Stockholder shall have any right of contribution or subrogation against the Acquired Companies, or either Acquired Company, with respect to any breach or default by either or both of the Acquired Companies of or under any of its or their representations, warranties, covenants or agreements in this Agreement (specifically including without limitation if the stockholder is required to indemnify the Buyer Indemnified Parties as a result of that breach or default by the Acquired Companies).

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17.2 No Other Disclosures.

(a) Except for the representations and warranties expressly set forth in this Agreement, the Principal Stockholders and Acquired Companies have not made and the Buyer is not relying on any other representations or warranties by them, expressed or implied, concerning the Acquired Companies, the SNI Holdco Shares or any aspect of this Agreement or the transactions contemplated or referenced herein. Any item, fact or circumstance disclosed in one SNIH Disclosure Schedule section or subsection that applies and is materially relevant to a different Section of the SNIH Disclosure Schedules may be deemed disclosed by an appropriate cross-reference to the SNIH Disclosure Schedule section or subsection containing the relevant disclosure item, fact or circumstance.

(b) Except for the representations and warranties expressly set forth in this Agreement, Buyer has not made and the SNIH Stockholders are not relying on any other representations or warranties by Buyer, expressed or implied, concerning the Buyer, the Merger Subsidiary, the GEE Preferred Shares or any aspect of this Agreement or the transactions contemplated or referenced herein. Any item, fact or circumstance disclosed in one Buyer’s Disclosure Schedule section or subsection that applies and is materially relevant to a different Section of the Buyer’s Disclosure Schedules may be deemed disclosed by an appropriate cross-reference to the Buyer’s Disclosure Schedule section or subsection containing the relevant disclosure item, fact or circumstance.

17.3 Expenses. Except as otherwise expressly provided herein, each Party hereto shall pay its own expenses incurred in preparing this Agreement and consummating the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants); provided, that the SNIH Stockholders shall be responsible for such expenses of the Acquired Companies. The SNIH Stockholders shall cause all transaction related expenses of the SNIH Stockholders to be invoiced at or prior to the Closing, except for those of Thrivent and Madison.

17.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

17.5 Jurisdiction and Venue. The Parties agree that the courts of the State of Florida and the federal courts of the United States located in the State of Florida shall have non-exclusive jurisdiction over any dispute, claim or controversy which may arise involving this Agreement or its subject matter. The Parties waive any defense of lack of personal jurisdiction that any of them may have otherwise had to an action brought in Florida. The Parties agree that exclusive venue shall lie solely in the appropriate federal or state court located in Duval County, Florida; provided that this provision shall not prohibit a Party from commencing an action in any court with appropriate jurisdiction for the purpose of enforcing this choice of venue provision, and bringing such an action shall not serve to waive such Party’s rights under the choice of venue provision. The Parties irrevocably submit and consent to the above jurisdiction and chosen venue and except as provided herein waive any right they may have to bring or maintain an action in any other jurisdiction or venue or seek any change of jurisdiction or venue or that such venue is inconvenient.

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17.6 Waiver of Jury Trial.

THE PARTIES HEREBY AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR OUT OF THE RELATIONSHIP ESTABLISHED BY THIS AGREEMENT WOULD INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES AND THAT, THEREFORE, ANY ACTION BROUGHT BY ONE PARTY AGAINST THE OTHER, IN EACH CASE WHETHER ALONE OR IN COMBINATION WITH OTHERS, WHETHER ARISING OUT OF THIS AGREEMENT OR OTHERWISE, SHALL BE DETERMINED BY A JUDGE SITTING WITHOUT A JURY. ACCORDINGLY, EACH PARTY, TO THE EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTION IT CONTEMPLATES, WHETHER IN CONTRACT, TORT OR OTHERWISE.

17.7 Section Headings. The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

17.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.9 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

17.10 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including without limitation employees and creditors of the Acquired Companies and investors or financing sources of the Buyer.

17.11 Counterparts. This Agreement may be executed in one or more counterparts, including each of which may be delivered via email or facsimile, and shall be deemed to be an original but all of which, when taken together, shall be one and the same document.

17.12 Specific Performance. The Parties acknowledge that the Acquired Companies’ Business is unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the other Party may have no adequate remedy at law. Accordingly, all Parties hereto agree that each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each other’s Party obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Each of the Parties hereto hereby waives the defense that there is an adequate remedy at law.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the date first above written.

BUYER: GEE GROUP INC.

By:	/s/ Andrew J. Norstrud
Name:	Andrew J. Norstrud
Title:	CFO

MERGER SUBSIDIARY: GEE GROUP PORTFOLIO, INC.

By:	/s/ Andrew J. Norstrud
Name:	Andrew J. Norstrud
Title:	CFO

SNI HOLDCO: SNI HOLDCO INC.

By:	/s/ Andrew J. Norstrud
Name:	Andrew J. Norstrud
Title:	CFO

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STOCKHOLDERS’ REPRESENTATIVE:	Madison Capital Funding LLC

/s/ Ronald R. Smith	By:	/s/ Jennifer Cotton
Ronald R. Smith	Name:	Jennifer Cotton
	Title:	Managing Director

PRINCIPAL STOCKHOLDERS:	Smith Holdings, LLC

Thrivent Financial for Lutherans	By:	/s/ Ronald R. Smith
	Name:	Ronald R. Smith
Title:

By:	/s/ Geoff Huber
Name:	Geoff Huber
Title:	Senior Managing Director

/s/ Ronald R. Smith
Ronald R. Smith

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EXHIBIT A – DEFINITIONS

“Accounts Receivable” has the meaning set forth in Section 3.15.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquired Companies” means SNI Holdco and SNI Subsidiary, collectively, and “Acquired Company” means any one of the Acquired Companies.

“Acquired Companies’ Disclosure Schedule/Schedules” has the meaning set forth in Section 3.

“Acquired Companies’ Intellectual Property” has the meaning given such term in Section 3.13.

“Acquired Companies’ Real Property Lease” or “Acquired Companies’ Real Property Leases” has the meaning set forth in Section 3.14 of this Agreement.

“Acquired Companies’ Software” has the meaning set forth in Section 3.31(a).

“Acquired Companies’ Tangible Personal Property” has the meaning given such term in Section 3.12.

“Acquired Companies’ Transaction Expenses” means: (i) the aggregate fees and expenses of the Acquired Companies relating to the transactions contemplated hereby to (A) RW Baird for investment banking services for the Acquired Companies and (B) Husch Blackwell LLP for legal services to the Acquired Companies, and (c) Acquired Companies’ accounting firm for tax and accounting services to the Acquired Companies and (D) any other advisors, in each case for clauses (A), (B), (C), and (D) above to the extent unpaid at the time determination (which, unless otherwise expressly indicated herein, shall be the Closing Date) and to the extent related to the transactions contemplated hereby and (ii) all obligations to pay bonuses or other similar forms of compensation (including any payment pursuant to the MIP) to directors, officers, employees, consultants or agents payable in connection with the transactions contemplated by this Agreement.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, deficiencies, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses to the extent suffered by an Indemnified Party. For purposes of indemnification under this Agreement, the term Adverse Consequences shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification.

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“Affiliate” means: (i) in the case of an individual, the members of the immediate family (including the individual’s spouse and the parents, siblings and children of the individual and/or the individual’s spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals; or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

“Affiliated Group” means any affiliated group within the meaning of that term in Code Section 1504(a) or any similar group under a similar provisions of state, local or non-US Law.

“Agreement” has the meaning set forth in the preface of this Agreement.

“Applicable Rate” means corporate interest at a base rate equal to the “prime rate” published daily in the Wall Street Journal.

“As Covered Basis” has the meaning set forth in Section 2.5(c).

“Auditor” has the meaning set forth in Section 2.3(c).

“Baird” means RW Baird, the financial advisor to the Acquired Companies.

“Baird Release” has the meaning set forth in Section 3.43 of this Agreement.

“Benchmark Net Working Capital” has the meaning set forth in Appendix I.

“Books and Records” has the meaning set forth in Section 3.17.

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“Business” means the staffing, recruitment, employee placement services business, and all other businesses by the Acquired Companies, including but not limited to the following: staff augmentation and consulting services, including without limitation relating to contract labor, contingent employment, staff augmentation, permanent placement, temporary or contract to hire, retained search, and vendor management systems (“VMS”) and resource process outsourcing (“RPO”), and management service provider (“MSP”).

“Business Day” or “Business Days” means any day, excluding Saturday, Sunday and any national or Florida state holiday.

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“Buyer” has the meaning set forth in the preface.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.

“Buyer’s Disclosure Schedule/Schedules” has the meaning set forth in Section 4A(b).

“Buyer’s NWC” has the meaning set forth in Section 2.3(b).

“Buyer’s Primary Lender” shall mean the lender(s) that provides the primary, senior financing funding for Buyer and its Affiliates, including to finance portions of this transaction, including without limitation, if applicable, PNC Bank, National Association (“PNC”).

“Buyer Proxy Statement” means the proxy statement of Buyer relating to the approval by the stockholders of Buyer in compliance with Section 712 of the NYSE MKT Company Guide and Regulation 14A under the Exchange Act of (i) the issuance of shares of GEE Common Stock in excess of the Conversion Limit in connection with the Preferred Conversion, (ii) the issuance shares of GEE Common Stock in excess of the Conversion Limit in connection with the Note Conversion.

“Buyer Stockholder Meeting” has the meaning set forth in Section 12.8.

“CERCLA” has the meaning set forth in Section 3.33(e).

“Certificate” has the meaning set forth in Section 1.5(a).

“Certificate of Merger” has the meaning set forth in Section 1.3(b).

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“Charter” means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation or other Business Entity, as amended and restated through the date hereof.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Cash Payment” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 1.3(a).

“Closing Net Working Capital” has the meaning set forth in Appendix I.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Confidential Information” has the meaning set forth in Section 12.2(a) of this Agreement.

“Contracts” has the meaning set forth in Section 3.18(a).

“Conversion Limit” shall have the meaning ascribed to that term in the Promissory Note and the Statement Establishing Series B Convertible Preferred Stock.

“Core Employee” means an employee of one of the Acquired Companies (i) whose work product belongs to one of the Acquired Companies or (ii) whose services are provided to one of the Acquired Companies as opposed to clients or customers of the Acquired Companies.

“D&O Tail Coverage” has the meaning given such term in Section 12.7.

“Data Laws” means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to the Acquired Companies.

“Dissenting Shares” has the meaning given such term in Section 2.7.

“EDGAR System” means the Electronic Data Gathering, Analysis, and Retrieval system, which performs automated collection, validation, indexing, acceptance, and forwarding of submissions by companies and others who are required by law to file forms with the U.S. Securities and Exchange Commission.

“Effective Time” has the meaning set forth in Section 1.3(b).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind, including without limitation, each pension, benefit, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life insurance, accidental death and dismemberment insurance, welfare, fringe benefit and other similar agreement, plan, contract, policy, program, practice or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by the Acquired Companies for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Acquired Companies or any spouse or dependent of such individual, or under which the Acquired Companies have or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.

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“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and non-U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“Environmental Claim” or “Environmental Claims” has the meaning set forth in Section 3.33(g).

“Environmental Laws” has the meaning set forth in Section 3.33(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

“ERISA Affiliate” means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Acquired Companies, would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Acquired Companies, is treated as a “single employer” for purposes of Section 414 of the Code.

“Escrow Agent” means UMB Bank, N.A., a national banking association.

“Escrow Agreement” has the meaning given that term forth in Section 2.4.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Final Closing Net Working Capital” has the meaning set forth in 2.3(c).

“Financial Statements” has the meaning set forth in Section 3.8.

“Form 1099 Contractors” means any personnel who are “leased” to customers of the Acquired Companies or whose services are provided to customers of the Acquired Companies including those provided directly or through entities (e.g. corporations) owned by the personnel, who are not treated as being W-2 employees of the Acquired Companies.

“Fundamental Representations and Warranties” has the meaning set forth in Section 10.1.

“Fundamental Representations and Warranties Indemnification Ceiling” has the meaning set forth in Section 10.2(b).

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“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GEE Common Stock” means the no par value common stock of GEE.

“GEE Party” or “GEE Parties” has the meaning set forth in Section 4.5.

“GEE Preferred Shares” has the meaning set forth in Section 2.5.

“GEE Preferred Stock” means shares of GEE’s Series A Convertible Preferred Stock without par value having such preferences and rights as set forth in the Statement of Resolution Establishing Series of Series A Convertible Preferred Stock.

“GEE Stock” has the meaning set forth in Section 4A(a).

“GEE Restricted Securities” has the meaning set forth in Section 4A(a).

“Governmental Body” means any:

(a) nation, state, county, city, town, borough, village, district, or other jurisdiction;

(b) federal, state, local, municipal, foreign, multinational, or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental or quasi-governmental powers);

(d) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, whether local, national, or international; or

(e) official of any of the foregoing.

“Hazardous Substance” has the meaning set forth in Section 3.33(f).

“Health Plan Insurer” has the meaning set forth in 10A(b) of this Agreement.

“Improvements” has the meaning set forth in Section 3.14(f).

“Income Tax” means any federal, state, local, or non-U.S. Tax that is, in whole or in part, based on or measured by net income or gains, and any similar Tax (including any gross receipts tax and any franchise tax imposed in lieu of a Tax that is, in whole or in part, based on or measured by net income or gains), including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor’s balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the Ordinary Course of Business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

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“Indemnification Basket” has the meaning set forth in Section 10.2(a).

“Indemnified Party” has the meaning set forth in Section 10.5(a).

“Indemnifying Party” has the meaning set forth in Section 10.5(a).

“Indemnify” has the meaning set forth in Section 10.2.

“Independent Accountants” has the meaning set forth in Appendix I.

“Insider” means (i) any officer, director, employee, member or stockholder of either Acquired Company or any other Party to this Agreement; or (ii) any Person in which any individual listed in clause (i) hereof has a beneficial interest.

“Insurance Policy” or “Insurance Policies” has the meaning set forth in Section 3.11

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all Trade Secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all material advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Key Employee “or “Key Employees” has the meaning set forth in Section 3.21(a).

“Knowledge”

(a) An individual (including Ronald Smith, Vince Lombardo and Peter Langlois) will be deemed to have Knowledge of a particular fact or other matter if:

(i) that individual is actually aware of that fact or matter or;

(ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty in this Agreement.

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(b) A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as director, officer, partner, manager, executor or trustee of that Person (or in any similar capacity) has or at any time had, Knowledge of that fact or other matter (as set forth in clauses (a)(i) and (ii) above).

(c) Notwithstanding clause (b) above, the Acquired Companies will be deemed to have “Knowledge” of a particular fact or other matter if either of the Acquired Companies is deemed to have Knowledge of that fact or other matter, and either Acquired Company will be deemed to have Knowledge of the fact or other matter only if Ronald Smith, Vince Lombardo, or Peter Langlois is deemed to have Knowledge of that fact or other matters (in accordance with clause (a) above).

“Labor Laws” means all applicable Laws respecting labor, employment, fair employment practices, labor relations, terms and conditions of employment, immigration, employee classification and wages, hours, meal and break periods, hiring, promotion, termination, workers’, compensation, occupational safety and health employer or workplace requirements, standards and practices, plant closings, withholding of taxes, employment discrimination, harassment, retaliation, disability rights or benefits, equal employment opportunity, equal pay, employee privacy, employee leave requirements, health and medical insurance (including the Affordable Care Act), unemployment insurance and similar matters.

“Latest Balance Sheet” or “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Law” (singular; “Laws” if plural) means any federal, state, local domestic (United States state or territories) and, where the context applies, foreign, laws, statutes, codes, ordinances, rules, regulations and the like, as well as common law. The term “Law” includes, without limitation, the following statutes, as amended, and in effect from time to time up to the Closing Date, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; and any similar state and local laws, and all amendments thereto, or the by-laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by either Acquired Company.

“Leases” or “Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which either Acquired Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of the applicable Acquired Company thereunder.

“Letter of Transmittal” has the meaning set forth in Section 2.6(a).

“Lien” or “Liens” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by or equitable rights or interest of any third-party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

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“Long Term Debt” means liability owing to any lenders (including Monroe Capital) by the Acquired Companies that is not included as Current Liabilities in determining Net Working Capital in Appendix I.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to, or would likely have a material adverse impact or effect on: (a) the Business (or other business), operations, assets, liabilities, condition or prospects (financial or otherwise) of the Acquired Companies or either Acquired Company; (b) the ability of either of the Acquired Companies to perform its obligations under any of the Merger Documents; (c) the validity or enforceability of any of the Merger Documents; or (d) the rights and remedies of the Buyer under any of the Merger Documents.

“Material Customers” has the meaning given such term in Section 3.25.

“Material Leased Real Property” means any Leased Property that is leased by either Acquired Company at an annual rent in excess of Twelve Thousand Dollars ($12,000).

“Merger” has the meaning set forth in Section 1.2.

“Merger Consideration” has the meaning set forth in Section 2.

“Merger Consideration Allocation Schedule” has the meaning set forth in Section 2.

“Merger Subsidiary” has the meaning set forth in the preface of this Agreement.

“MIP” has the meaning given such term in Section 2.1(b).

“MIP Estoppels” means estoppels to be signed by participants in the MIP in a form prepared by Buyer.

“Most Recent Fiscal Month End” has the meaning set forth in Section 3.8(b).

“Most Recent Fiscal Quarter End” has the meaning set forth in Section 4.3.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.8.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Necessary Permits” or “Permits” (“Permit” if singular) mean all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other governmental and other authorizations as are necessary in order to enable the Acquired Companies (prior to Closing) and Buyer and the Surviving Company and its subsidiary (SNI Subsidiary) (after Closing) to continue to own, operate and conduct the Business as currently conducted and proposed to be conducted and to occupy and use the Acquired Companies’ real and personal properties without incurring any material liability.

“Non-Fundamental Representations and Warranties” has the meaning set forth in Section 10.1.

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“Non-Fundamental Representations and Warranties Indemnification Ceiling” has the meaning set forth in Section 10.2(b).

“Non-Competition Agreements” has the meaning set forth in Section 7.

“Nonqualified Plan” has the meaning set forth in Section 3.22(f).

“Note Conversion” means collectively (i) the conversion of the Promissory Note into shares of GEE Common Stock in accordance with the terms of the Promissory Note (ii) the payment of any interest on the Promissory Note in shares of GEE Common Stock and (iii) the issuance of any other shares of GEE Common Stock in connection with the Company’s issuance of the Promissory Note.

“NWC Adjustment Amount” has the meaning set forth in Section 2.3.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” or “Parties” has the meaning set forth in the preface.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 11.1.

“Preferred Conversion” has the meaning set for in Section 2.5.

“Prohibited Transactions” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Promissory Note” or “Promissory Notes” has the meaning set forth in Section 2.4.

“Public Reports” has the meaning set forth in Section 4A(b)(ii).

“Real Property “or “Real Properties” means real property and real estate.

“Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 3.14.

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“Records” means information that is inscribed on a tangible medium or that is stored in electronic or other medium.

“Registrable Securities” has the meaning set forth in Section 12.9.

“Retained Employees” has the meaning set forth in Section 12.1.

“Schedules” means collectively the Disclosure Schedules prepared and delivered to SNIH Stockholders by Buyer and the Disclosure Schedules prepared and delivered to Buyer by the Acquired Companies and Stockholders’ Representative. “Schedule” is the singular for “Schedules”.

“SEC” means the Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 12.9.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Self-Funded Group Health Plan” means the plan described herein at Section 3.22(d).

“Stockholders’ Representative” has the meaning set forth in the preface of this Agreement.

“SNI Holdco” has the meaning set forth in the preface of this Agreement.

“SNI Holdco Shares” has the meaning set forth in Section 1.5(a).

“SNI Lender” means Monroe Capital.

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“SNI Subsidiary” has the meaning set forth in the Preliminary Statement B at the beginning of this Agreement.

“SNIH Disclosure Schedule/Schedules” has the meaning set forth in the introductory paragraph of Section 2A.

“SNIH Stockholder” has the meaning set forth in Section 3.39.

“Statement of Resolution Establishing Series A Convertible Preferred Stock” means GEE’s Statement of Resolution Establishing Series of Series A Convertible Preferred Stock in the form attached as Exhibit H.

“Straddle Period” has the meaning set forth in Section 11.2.

“Subsidiary(ies)” means, with respect to any Person: (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other equity securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person; or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of SNI Holdco shall include the direct and indirect Subsidiaries of SNI Holdco.

“Surviving Company” has the meaning set forth in Section 1.2

“Systems” has the meaning set forth in Section 3.31(c).

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment (including taxes under the Affordable Care Act), excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Third-Party Claim” has the meaning set forth in Section 10.5(a).

“Trade Secret” means all know-how, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, inventions, and discoveries, whether or not patentable.

“Transaction Expenses” means (i) the aggregate fees and expenses of the Acquired Companies or the SNIH Stockholders relating to the transactions contemplated hereby to (A) RW Baird for investment banking services for the Acquired Companies and (B) Husch Blackwell LLP for legal services to the Acquired Companies, and (C) for tax and accounting services to the Company and (D) any other advisors, in each case for clauses (A), (B), (C), & (D) above to the extent unpaid at the time of determination (which, unless otherwise expressly indicated herein, shall be the Closing Date) and to the extent related to the transactions contemplated hereby and (ii) all obligations to pay bonuses or other similar forms of compensation (including any payment pursuant to the MIP) to directors, officers, employees, consultants or agents payable in connection with the transactions contemplated by this Agreement.

“Transaction Tax Deductions” means any item of loss deduction, or credit resulting from or attributable to: (i) any employee bonuses or other compensation paid by (or on behalf of) the Acquired Companies on or before the Closing Date in connection with the transactions contemplated hereunder, (ii) any Transaction Expenses of the SNIH Stockholders that are properly deductible by the Acquired Companies for Tax purposes, and (iii) any unamortized (as of immediately prior to the Closing) capitalized debt costs or debt prepayment fees or penalties.

“Valid Business Reason” has the meaning set forth in Section 12.10.

“Working Capital Reserve Fund” has the meaning set forth in Section 2.2.

“Written,” “in writing” or words of similar meaning shall include any written materials, emails or any other forms of written documentation or communication (including any electronic form).

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Exhibit B

[Intentionally Omitted]

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Exhibit C

Promissory Notes

(see attached)

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Exhibit D

Letter of Transmittal

(see attached)

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Exhibit E

Non-Competition Agreements

(see attached)

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Exhibit F

SNIH Stockholders’ Release

(see attached)

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Exhibit G

Litigation Matters

(see attached)

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Exhibit H

GEE Statement of Resolution

Establishing Series of Series A Convertible Preferred Stock

(see attached)

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APPENDIX I

[Intentionally Omitted]

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